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                                                                       EXHIBIT 2



               **************************************************

                           CONTRIBUTION AND EXCHANGE
                                   AGREEMENT

                                     Among

                              NASHLAND ASSOCIATES,

                              HRE ALTAMONTE, INC.

                         ALTAMONTE SPRINGS MALL, L.P.,

                                      and

                            GGP LIMITED PARTNERSHIP




                                 July 10, 1998













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                              TABLE OF CONTENTS

                             ARTICLE IDefinitions
      SECTION 1.01.  Definitions1
      SECTION 1.02.  Terms Generally13


          ARTICLE IIAgreement To Contribute the Joint Venture
                                   Interests
       ARTICLE IIIAgreed ValueSECTION 3.01.  Agreed Value14
      SECTION 3.02.  Escrow Provisions15
      SECTION 3.03.  Terms Regarding Existing Nashland Debt17
      SECTION 3.04.  Agreements Regarding the Partnership17
      SECTION 3.05.  Certain Tax Matters19


         ARTICLE IVPermitted EncumbrancesSECTION 4.01.
                                  Definition21
      SECTION 4.02.  Mall Subject to Permitted Encumbrances22


         ARTICLE VThe ClosingSECTION 5.01.  Closing Date22
      SECTION 5.02.  Actions at Closing23
      SECTION 5.03.  Escrow Closing23


         ARTICLE VIApportionmentsSECTION 6.01.  Rents24
      SECTION 6.02.  Leasing Costs29
      SECTION 6.03.  Additional Items30
      SECTION 6.04.  Partnership Distributions.32
      SECTION 6.05.  Distribution of Cash.32
      SECTION 6.06.  Adjustment Statement32
      SECTION 6.07.  Final Settlement33
      SECTION 6.08.  Survival33


         ARTICLE VIIDocuments To Be Delivered at the
        ClosingSECTION 7.01.
      Transferors' Deliveries33
      SECTION 7.02.  Transferees' Deliveries36
      SECTION 7.03.  Partnership Deliveries37
      SECTION 7.04.  Access to Records38

         ARTICLE VIIIRepresentations and Warranties of
                                  Transferors
      SECTION 8.01.  No Implied Representations39
      SECTION 8.02.  "As-Is" Transaction39
      SECTION 8.03.  Representations and Warranties of Transferors40
      SECTION 8.04.  No Independent Investigation48
      SECTION 8.05.  Effect of Estoppels48



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      SECTION 8.06.  Survival of Transferors'
                      Representations and Warranties, etc.49


          ARTICLE IXRepresentations and Warranties of
      TransfereesSECTION 9.01. Transferees' Representations
                                      and
                    Warranties50
      SECTION 9.02.  Remaking of Representations and
                    Warranties; Survival53

          ARTICLE XConditions to Closing; Risk of Loss
      SECTION 10.01.  Conditions to the Obligation of
                    Transferors To Close53
      SECTION 10.02.  Conditions to the Obligation of
                    Transferees To Close54
      SECTION 10.03.  Risk of Loss55


      ARTICLE XIOperation of the Mall Until ClosingSECTION
                    11.01.  Standard of Operation57
      SECTION 11.02.  Notice Requirements57
      SECTION 11.03.  Transferors' Rights and Covenants57
      SECTION 11.04.  Noncomplying New Leases58
      SECTION 11.05.  Survival59


        ARTICLE XIITitle to the PropertySECTION 12.01.  Title
                              Defects59
      SECTION 12.02.  Waiver by Transferees60
      SECTION 12.03.  Affirmative Insurance60


      ARTICLE XIIIBrokers, etc.SECTION 13.01.  Transferors'
                         Representation and
                    Warranty61
      SECTION 13.02.  Transferees' Representation and
                    Warranty61
      SECTION 13.03.  Survival62


      ARTICLE XIVDefault; Remedies; Indemnification SECTION
                    14.01.  Transferees' Default62
      SECTION 14.02.  Transferors' Default62
      SECTION 14.03.  Limitation on Post-Closing
                    Liability of Transferors63
      SECTION 14.04.  Transferors' Partners and Affiliates
                    Not Liable64
      SECTION 14.05.  Escrow Fund64
      SECTION 14.06.  General Provisions Regarding Survival67



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      SECTION 14.07.  Indemnification by Transferors68
      SECTION 14.08.  Indemnification by Transferees.69
      SECTION 14.09.  Prevailing Party's Attorneys' Fees.70
      SECTION 14.10.  Survival70


            ARTICLE XVEstoppelsSECTION 15.01.  Required Estoppels70
      SECTION 15.02.  Transferors' Estoppels71
      SECTION 15.03.  Variance Between Estoppels and
                    Forms Annexed as Exhibits71
      SECTION 15.04.  All Estoppels To Be Delivered72


               ARTICLE XVIMiscellaneousSECTION 16.01.  Notices72
      SECTION 16.02.  Further Assurances73
      SECTION 16.03.  Captions74
      SECTION 16.04.  Governing Law; Construction74
      SECTION 16.05.  Entire Agreement; No Third Party
                    Beneficiary, etc.74
      SECTION 16.06.  Waivers; Extensions75
      SECTION 16.07.  Publicity75
      SECTION 16.08.  Transaction Expenses; Fees and
                    Disbursements of Counsel, etc.75
      SECTION 16.09.  Assignment76
      SECTION 16.10.  Counterparts77
      SECTION 16.11.  No Recording77
      SECTION 16.12.  Obligations of Transferors and
                    Transferees are Joint and Several.77
      SECTION 16.13.  Waiver of Rights to Jury Trial77


      Schedule 1          Schedule of Delinquencies
      Schedule 2 Default Notices Relating to Leases, Operating Agreements and Other Agreements
      Schedule 3          Rent Roll
      Schedule 6.02       Proposed Leases and Lease Amendments
      Schedule 8.03(i)    Schedule of Litigation
      Schedule 8.03(k)    Description of Environmental Reports
      Schedule 8.03(l)      Schedule of Obligations to
                            Promotional Association
      Schedule 8.03(m)    Real Estate Tax Bills

      Exhibit A           Description of Land
      Exhibit B             List of Documents Comprising the Leases
      Exhibit C List of     Documents Comprising the
                            Operating Agreements
      Exhibit D List of     Documents Comprising the
                            Other Agreements



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          Exhibit E      Permitted Encumbrances
          Exhibit F      Form of Redemption Rights Agreement
          Exhibit G      [intentionally omitted]
          Exhibit H        Form of Assignment of Joint Venture Interest
          Exhibit I      Form of FIRPTA Certificate
          Exhibit J        Form of Legal Opinion of Transferors' Counsel
          Exhibit K        Form of Legal Opinion of Transferees' Counsel
          Exhibit L-1      Forms of Adjoining Owner Estoppel Letters
          Exhibit L-2    Form of Anchor Estoppel Letter
          Exhibit M      Form of Tenant Estoppel Letter
          Exhibit N      Form of Transferors' Estoppel Letter
          Exhibit O      Form of Joint and Several Guarantee

                               THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this
                       "Agreement") is made as of the 10th day of July, 1998, among NASHLAND ASSOCIATES, a Tennessee general partnership, HRE ALTAMONTE, INC., a Delaware corporation, ALTAMONTE SPRINGS MALL, L.P., a Delaware limited partnership, and GGP LIMITED PARTNERSHIP, a Delaware limited partnership.


                             W I T N E S S E T H :


           WHEREAS, each Transferor (which term and other capitalized terms used but not defined in these recitals have the meanings assigned thereto in Article I of this Agreement) owns a fifty percent interest in the Joint Venture, which is the owner (other than the portions thereof owned by Anchors) of Altamonte Mall, a regional shopping center located in Altamonte Springs, Florida, which is more particularly described in and is the subject of this Agreement; and

           WHEREAS, Transferors desire to contribute their Joint Venture Interests to Transferees, and
      Transferees desire to acquire such Joint Venture Interests from Transferors, subject to and upon all of the terms, covenants and conditions of this Agreement.

           WHEREAS, in exchange for such contribution Partnership will issue the Units to Transferors,



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      subject to and upon all of the terms, covenants and conditions of this
      Agreement.


           NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                  Definitions

           SECTION 1.01. Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

           "Adjoining Owners" shall mean all owners of stores on sites at the Mall which are owned or ground leased by such owners, which stores are operated in conjunction with the Mall pursuant to an Operating Agreement and have an entrance or entrances that open into the enclosed, air-conditioned common area of the Mall.

           "Adjoining Properties" shall mean the land and/or the improvements thereon of Adjoining Owners which are not part of but are operated in conjunction with the Mall under the terms of an Operating Agreement.

           "Adjustment Point" shall have the meaning set forth in Article VI.

           "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "controlled" shall have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

           "Agreed Value" shall mean (i) $169,000,000 minus (ii) the aggregate amounts payable by Transferees



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      pursuant to Section 16.08(b)(i) and 16.08(b)(ii) (excluding the cost of any endorsements not expressly referred to in the definition of Title Policy set forth in this Article I) minus (iii) all taxes and fees paid by Transferees pursuant to clause (v) of Section 16.08(b), minus (iv) all amounts paid by Transferees to Broker and counsel for Transferors pursuant to clauses (vii) and (viii) of Section 16.08(b), minus (v) 50% of all amounts paid by Transferees pursuant to clause (x) of Section 16.08(b), minus (vi) the cost (as documented to the reasonable satisfaction of Transferees prior to the Closing), up to a maximum of $15,000, of the Phase I environmental audit and asbestos survey obtained by Transferees with respect to the Mall, all subject to further adjustment pursuant to the first paragraph of Article VI, Section 10.03 and as otherwise expressly provided herein.

           "Agreement" shall mean this Contribution and Exchange Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

           "Anchor" shall mean (i) any Tenant of the Mall leasing an aggregate amount of space in the Mall in excess of 30,000 square feet of gross leasable area with an entrance or entrances that open into the enclosed, air-conditioned common area of the Mall or (ii) any Adjoining Owner owning or leasing a site at the Mall on which is erected a store in excess of 30,000 square feet of gross leasable area.

           "Annual Unaudited Statements" shall mean the unaudited annual financial statements for the Mall consisting of a cash flow statement of actual results of operations for the calender years ending December 31, 1995, 1996 and 1997.

           "Appurtenances" shall mean, with respect to the Land, all right, title and interest, if any, of the Joint Venture in and to the following:
      (i) all land lying in the bed of any street, highway, road or avenue, open or proposed, public or private, in front of or adjoining the Land, to the center line thereof; (ii) all rights of way, highways, public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Mall; (iii) all awards to be made in lieu of any of the foregoing, or for damages to the Land by reason of the change of grade of any


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      street, highway, road or avenue; and (iv) all easements, rights and privileges benefiting the applicable Land, including those under the applicable Operating Agreement or Agreements.

           "Assignment of Joint Venture" shall mean an assignment of the Joint Venture Interest of either Transferor, substantially in the form of Exhibit M annexed hereto.

           "Audited Financial Statements" shall mean the audited financial statements (consisting of balance sheets and income statements) for the Mall as of, and for the calendar years ended December 31, 1995, 1996 and 1997.

           "Books and Records" shall mean, to the extent in the Joint Venture's or the Managing Agent's possession prior to the Closing, all records, books of account and papers relating to the Joint Venture, all records, books of account and papers relating to the construction, ownership and operations of the Mall, including architect's drawings, blueprints and as-built plans, maintenance logs, copies of warranties and guaranties, licenses and permits, instruction books, employee manuals, records and correspondence relating to insurance claims, financial statements, operating budgets, paper and electronic media copies of data and other information relating to the Mall available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, environmental reports, underground storage tank reports, feasibility studies, appraisals, surveys or reports prepared pursuant to the Americans with Disabilities Act, asbestos surveys prepared pursuant to the Occupational Safety and Health Act, marketing studies, mall documents and compilations, lease summaries and originals and/or copies of the Leases, the Operating Agreements and the Other Agreements and correspondence related thereto; provided, however, that "Books and Records" shall not include attorney-client privileged documents, records, books of account and papers relating to the Transferors, personnel files, past business plans or projections or documents related to agreements that have been fully performed or terminated prior to January 1, 1998.

           "Broker" shall have the meaning set forth in Section 13.01.



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           "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in New York City are authorized or required to close.

           "Closing" shall mean the closing of the contribution of the Joint Venture Interests by Transferors to Transferees provided for in Article V.

           "Closing Date" shall have the meaning set forth in Section 5.01.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Common Stock" shall mean the common stock, $.10 par value per share, of the General Partner.

           "Deposit" shall have the meaning set forth in Section 3.01(c).

           "Environmental Laws" shall mean all applicable federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with the environment or the impact of the environment on human health or safety, as any of the same may be amended from time to time.

           "Escrow Agent" shall have the meaning set forth in Section 3.02(a).

           "Escrow Fund" shall have the meaning set forth in Section 14.05.

           "Escrow Income" shall have the meaning set forth in Section 14.05.

           "Excepted Items" shall mean, with respect to the Mall: (i) all items of personal property owned by the Managing Agent, Tenants, subtenants, independent contractors, business invitees, utilities or Adjoining Owners;
      (ii) all items of personal property not owned but leased by the Joint Venture; (iii) all cash on hand, checks, money orders, prepaid postage in postage meters and, subject to Article VI, accounts receivable and (iv) all software, operating manuals, marketing materials and other items proprietary to the Managing Agent.



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           "Existing Nashland Debt" shall mean that portion (approximately $24 million, including principal and contingent interest based on the proceeds of the transactions contemplated hereby, together with all other interest, prepayment premiums, fees and other amounts related thereto) of the debt secured by, among other things, a pledge of Nashland's Joint Venture Interest incurred pursuant to the terms of the Loan Agreement dated as of June 21, 1984 between Nashland and The State Street Bank and Trust Company (as trustee of the Telephone Real Estate Equity Trust), as predecessor in interest to The State Street Bank and Trust Company (as trustee for the AT&T Master Pension Trust), as amended, the precise amount of which allocable portion shall be set forth in the Payoff Letter.

           "Family Member" shall mean a spouse, a child (natural or adopted), a spouse of any such child, a grandchild, a sister, a brother, a parent, a lineal descendant of any of the foregoing or a trust for the benefit of any of the foregoing, but if any such Person is less than 21 years of age at the time of any proposed transfer, then such transfer may only be made to a trustee of a valid trust for the benefit of such Person, which trust shall not terminate prior to the beneficiary of such trust (or beneficiaries if there is more than one) attaining the age of 21.

           "Financial Statements" shall mean, collectively, the Unaudited Financial Statements and the Audited Financial Statements.

           "General Partner" shall mean General Growth Properties, Inc., a Delaware corporation, and its successors and assigns.

           "Governmental Authorities" shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities.

           "Guarantee" shall mean the guarantee of ORILP and Rodamco North America BV in substantially the form of Exhibit O hereto.

           "Hazardous Substances" shall mean any substance, material, waste, gas or particulate matter



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      which is prohibited, controlled or regulated by any Environmental Law.

           "HRE" shall mean HRE Altamonte, Inc., a Delaware corporation, and its successors and assigns.

           "HRE Transferee" shall mean (i) the Partnership, as the transferee hereunder of 49.99999% of HRE's Joint Venture Interest, and its successors and assigns, and (ii) Altamonte Springs Mall, L.P., a Delaware limited partnership, as the transferee hereunder of the remaining .00001% of HRE's Joint Venture Interest, and its successors and assigns.

           "Impositions" shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by Governmental Authorities upon the Property, Intangible Personal Property and/or Personal Property.

           "Improvements" shall mean all buildings, facilities, structures and improvements now located or hereafter erected on the Land, and all fixtures constituting a part thereof, other than those owned by Adjoining Owners.

           "Income" shall have the meaning set forth in Section 3.02(a).

           "Indemnified Transferee Persons" shall have the meaning set forth in
      Section 14.07.

           "Indemnified Transferor Persons" shall have the meaning set forth in
      Section 14.08.

           "Intangible Personal Property" shall mean all right, title and interest of the Joint Venture in and to all telephone numbers, names, trade names, designations, logos and service marks, and the appurtenant goodwill, used in connection with operation of the Mall (other than the names or variations thereof of The O'Connor Group, the Managing Agent, Adjoining Owners and Tenants), agreements to operate for specific periods, radius restriction agreements and similar agreements made by Tenants and Anchors, whether in their Leases or Operating Agreements or in separate agreements, and all similar items of intangible personal property owned by the Joint Venture and


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      utilized solely in connection with the operation of the Mall (excluding
      Excepted Items).

           "Interim Financial Statements" shall mean the unaudited financial statements for the Mall consisting of a cash flow statement of actual results of operations for the quarterly periods ended June 30, 1997, September 31, 1997, December 31, 1997 and March 31, 1998.

           "Joint Venture" shall mean Altamonte Mall, a Florida joint venture.

           "Joint Venture Agreement" shall mean the Amended and Restated Joint Venture Agreement of the Joint Venture, dated as of July 2, 1992.

           "Joint Venture Interest" shall mean, with respect to either Transferor, the interest of such Transferor in the Joint Venture.

           "Joint Venture's Copy" shall mean an executed counterpart of the instrument in question or, if an executed counterpart is not in Transferors', the Joint Venture's or the Managing Agent's possession, such conformed or photostatic copy as may be in Transferors', the Joint Venture's or the Managing Agent's possession which, in the case of instruments executed by the Joint Venture or either Transferor (as opposed to their predecessors in interest) shall be certified by Transferors to be an exact copy of the executed counterpart of such instrument.

           "knowledge" or "notice" when used in respect of Transferors shall mean, without independent investigation other than inquiry of the Managing Agent, the actual knowledge of or written notice received by any of Jeremiah W. O'Connor, Jr., Glenn J. Rufrano, Jeffrey E. Pertz or Richard L. Taylor.

           "Land" shall mean all those certain lots, pieces or parcels of land situate, lying and being in the County of Seminole, State of Florida, more particularly described in Exhibit A annexed hereto and made a part hereof, together with the Appurtenances.

           "Leases" shall mean all leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein the Joint Venture (as a party named therein or the successor thereto)


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      grants to any party or parties, other than the Managing Agent, the right of use or occupancy of any portion of the Mall, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, but expressly excluding the Operating Agreements and the Other Agreements.

           "Leasing Costs" shall have the meaning set forth in Section 6.02.

           "Legal Requirements" shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Mall or any part thereof or the use or manner of use thereof, or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.

           "Losses" shall mean with respect to any obligation to indemnify any Person, any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses incurred by such Person, including reasonable attorneys' fees and expenses.

           "Mall" shall mean, with respect to the premises described in Exhibit A hereto, collectively, the Land, the Improvements, the Personal Property, the Intangible Personal Property, the Leases, the Operating Agreements and the Other Agreements.

           "Managing Agent" shall mean WellsPark Group, Limited Partnership, a Delaware limited partnership.

           "Material Adverse Effect" shall mean a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets, or results of operations of the General Partner or the Partnership and its subsidiaries, taken as a whole, or (ii) on the ability of any of Transferees or General Partner to perform their respective obligations under or to consummate the transactions contemplated by this Agreement.

           "Nashland" shall mean Nashland Associates, a Tennessee general partnership, and its successors and assignors.

           "Nashland Transferee" shall mean the Partnership, in its capacity as the transferee of

      Nashland's Joint Venture Interest, and its successors and assigns.

           "New Lease Notice" shall have the meaning set forth in Section
      11.04.

           "Operating Agreements" shall mean all agreements and/or ground or operating leases, as amended or supplemented, by and between the Joint Venture or its predecessors in title to the Mall and the Adjoining Owners.

           "ORILP" shall mean O'Connor Realty Investors II L.P., a Tennessee limited partnership.

           "Other Agreements" shall mean all contracts, agreements and documents pertaining to the Mall to which the Joint Venture or its predecessor in interest is a party and by which the Joint Venture is bound, other than the Operating Agreements and the Leases, and including all service contracts, construction contracts, leases of personal property and utility agreements, together with all amendments, supplements and modifications thereto.

           "Other Charges" shall mean all items which are included in Rents other than fixed, minimum, percentage and overage rents.

           "Partnership" shall mean GGP Limited Partnership, a Delaware limited partnership, and its successors and assigns.

           "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 1998, as amended by the First Amendment thereto dated as of June 10, 1998, and as the same may be amended hereafter.

           "Partnership Agreement Amendment" means, at the Partnership's election, either (i) an amendment to the Partnership Agreement, in form and substance reasonably satisfactory to Transferors and General Partner, providing for Transferors' admission as limited partners of the Partnership or (ii) a signature page to the Partnership Agreement pursuant to which the signatories thereto are joined as parties to the Partnership Agreement.

           "Payoff Letter" shall have the meaning set forth in Section 3.03.

           "Percentage Interest" shall mean 50% in the case of HRE and 50% in the case of Nashland.

           "Permitted Encumbrances" shall have the meaning set forth in Section 4.01.

           "Permitted Investments" shall mean investments in (i) United States government securities or securities of agencies of the United States government which are guaranteed by the United States government and having a maturity of one year or less, (ii) certificates of deposit, banker's acceptances and time deposits and money market deposit accounts issued or offered by commercial banks having a combined capital and surplus in excess of $1 billion organized under the laws of the United States or any political subdivision thereof and having a maturity of one year or less, (iii) commercial or finance company paper of companies organized under the laws of any state of the United States or any political subdivision thereof having a rating assigned to such commercial paper of one of the two highest unsecured debt ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc. and having a maturity of one year or less, (iv) repurchase obligations with respect to any security described in clause (i) above entered into with a depository or trust company, and (v) such other investments as Transferees and Transferors may agree upon in writing.

           "Permitted Transferee" shall have the meaning set forth in Section 3.04(b).

           "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

           "Personal Property" shall mean the Books and Records and all apparatus, machinery, computer and peripheral equipment, data contained in hard drives and on diskette, devices, appurtenances, equipment, furniture, furnishings, advertising materials, seasonal decorations and other items of personal property (other than Intangible Personal Property and the Excepted Items), in each case owned by the Joint Venture and located at and used in connection with the ownership, operation or maintenance of the Mall.

           "PPM" shall mean that certain Private Placement Memorandum dated July 9, 1998 relating to, inter alia, the issuance of the Units pursuant to this Agreement.

           "Prohibited Disposition" shall have the meaning set forth in Section 3.05.

           "Property" shall mean the Land and the Improvements.

           "Redemption Rights Agreement" shall mean the Redemption Rights Agreement among the General Partner and Transferors to be executed as of the Closing Date in substantially the form of Exhibit F.

           "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

           "Rent Roll" means a rent roll with respect to the Mall in the form of Schedule 3.

           "Rents" shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or mall maintenance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges, amounts payable by Tenants or Adjoining Owners with respect to real estate or other taxes and other amounts payable under the Leases or the Operating Agreements.

           "Required Estoppel Letters" shall have the meaning set forth in
      Section 15.01.

           "Section 3.04(b) Certificate" shall have the meaning set forth in
      Section 3.04(b).

           "SEC" means the Securities Exchange Commission.

           "Successor Property" shall mean a property acquired by the Partnership upon the disposition of the



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      Mall in a Section 1031 like-kind exchange or any other non-recognition transaction under the Code.

           "Survey" shall mean the preliminary survey of the Real Property received by Transferors on January 21, 1998, Job No. 127-97, and made by David A. Doudney of Doudney Surveyors Inc.

           "Tenants" shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.

           "Termination Date" shall mean the first anniversary of the Closing Date.

           "Title Company" shall mean First American Title Insurance Company, 228 East 48th Street, New York, NY 10017.

           "Title Policy" shall mean an ALTA 1992 form of Owner's Policy of Title Insurance in the amount of the Agreed Value issued by the Title Company, dated the date and time of the Closing, insuring the Joint Venture as the owner of the Property subject only to the Permitted Encumbrances with FL-14 (change of partners/fairway), FL-15 (contiguity, including contiguity to a public street) and FL-16 (land same as survey) endorsements. Schedule A to the Title Policy shall include the easement rights benefitting the Land created by Trustee's Deed recorded in O.R. Book 1054, page 820, the Memorandum of Operating Agreement recorded in 0.R. Book 987, page 1394 and the first amendment thereto recorded in O.R. Book 1014, page 1305, the Encroachment Agreement recorded in O.R. Book 1014, page 1301, the Reciprocal Parking Easement recorded in O.R. Book 1054, page 831 (less and except certain property conveyed to the City of Altamonte Springs) and the Easement recorded in O.R. Book 1402, page 952.

           "Trading Day" shall mean a day on which the New York Stock Exchange is open for business.

           "Transfer Premium" shall mean $1,200,000; provided, however, that on the fifth anniversary of the Closing Date and on each subsequent anniversary of the Closing Date through the tenth anniversary of the Closing Date, the Transfer Premium shall be reduced by $200,000 so that after the tenth anniversary of the Closing Date the Transfer Premium shall be zero.

           "Transferees" shall mean the collective reference to HRE Transferee and Nashland Transferee.

           "Transferors" shall mean the collective reference to Nashland and HRE.

           "Transferors' Estoppel Letter" shall have the meaning set forth in
      Section 15.02.

           "Unaudited Financial Statements" shall mean, collectively, the Interim Financial Statements and the Annual Unaudited Statements.

           "Unit" shall mean one Common Unit (as defined in the Partnership Agreement).

           "Unit Holder" shall mean Transferors (and/or their designated Permitted Transferees as provided in Section 3.01) and any Permitted Transferee to whom Units are transferred in accordance with Section 3.04 or in accordance with the terms and conditions of the Partnership Agreement.

           "Unit Value" shall mean, with respect to each Unit as of a particular date, an amount equal to the average of the closing sale prices for a share of the Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the 10 consecutive Trading Days ending with the complete Trading Day immediately prior to such date.

           "Violations" shall mean violations of Legal Requirements existing with respect to the Mall.

           SECTION 1.02. Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

                                   ARTICLE II

              Agreement To Contribute the Joint Venture Interests

           Upon and subject to the terms and conditions of this Agreement, (i) Nashland agrees to contribute its Joint Venture Interest to Nashland Transferee and Nashland Transferee agrees to accept such Joint Venture Interest from Nashland, subject only to the Existing Nashland Debt (but without assuming any obligations thereunder), and in exchange therefor Partnership shall issue to Nashland (or its designated Permitted Transferees as provided in Section 3.01) the Units as provided in Article III and (ii) HRE agrees to contribute its Joint Venture Interests to HRE Transferee free and clear of all liens and encumbrances and HRE Transferee agrees to accept such Joint Venture Interests from HRE and in exchange therefor Partnership shall issue to HRE (or its designated Permitted Transferees as provided in Section 3.01) the Units as provided in Article III. For Federal income tax purposes, such transactions (other than cash received in lieu of fractional shares) shall be treated by the parties as tax-free capital contributions pursuant to Section 721 of the Code, and the parties agree to file all tax reports, returns, claims and other statements consistent with such treatment and agree not to make any inconsistent written statement or take any inconsistent position on any returns, on any refund claim, during the course of any Internal Revenue Service or other tax audit, for any financial or regulatory purpose, or in any litigation or investigation or otherwise, unless in the good faith view of counsel for the party in question (after consultation with the other party) there is no reasonable basis to maintain such position, as a result of a change in applicable law after the date hereof; provided, however, that the foregoing treatment is not intended to apply to (i) payments of cash for prorations and adjustments pursuant to Article VI and (ii) payments of Units in exchange for the .0001% HRE Joint Venture Interest transferred to Altamonte Springs
      Mall, L.P.  The provisions of this Article II shall survive the Closing.



                                  ARTICLE III

                                  Agreed Value

           SECTION 3.01. Agreed Value. (a) In consideration of the contribution by Nashland of its Joint Venture Interest as provided in
      Article II, Partnership agrees (i) to issue to Nashland (or any Permitted Transferee(s) designated by Nashland at least five days prior to Closing) at the Closing Units having an aggregate Unit Value as of the Closing Date equal to 50% of the Agreed Value minus the sum of (A) the amount paid or required to be paid by Nashland Transferee to prepay the Existing Nashland Debt pursuant to Section 5.02 (and to pay all interest, prepayment premiums, fees and other amounts related thereto) and (B) without duplication, the amount deposited into the Escrow Fund pursuant to Section 5.02(c) and (ii) to prepay the Existing Nashland Debt as provided in Section 5.02. No fractional Units shall be issued pursuant to this Section 3.01 and in lieu thereof on the Closing Date Nashland Transferee shall pay Nashland cash.

           (b) In consideration of the contribution by HRE of its Joint Venture Interest as provided in Article II, Partnership agrees to issue to HRE (or any Permitted Transferee(s) designated by HRE at least five days prior to Closing) at the Closing Units having an aggregate Unit Value as of the Closing Date equal to 50% of the Agreed Value; provided, however, that no fractional Units shall be issued and in lieu thereof on the Closing Date HRE Transferee shall pay HRE cash.

           (c) In order to secure their obligations under this Agreement, within two Business Days after this Agreement has been executed and delivered by Transferors and Transferees, Transferees shall deposit in an account designated by Escrow Agent the sum of $3,000,000 by wire transfer of immediately available Federal funds. The amount so deposited (the "Deposit") shall be subject to the provisions of Section 3.02.


           (d) Transferors shall not, and shall cause their respective Affiliates not to, buy or sell (including short sell) any shares of Common Stock during the 10 Trading Days prior to the Closing Date, whether in the open market or in a negotiated transaction.

           SECTION 3.02. Escrow Provisions. (a) The Title Company (referred to in this Section and sometimes in other sections hereof as "Escrow Agent") shall hold the Deposit in escrow in an interest-bearing bank account at The Chase Manhattan Bank, N.A., or in such other type or types of investments as may be agreed to in writing by Transferors and Transferees, until the Closing or such other time as is specified herein, and shall pay over or apply the Deposit in accordance with the terms of this Section 3.02. All interest or other income earned on the Deposit (the "Income") shall be paid to or applied for the benefit of Transferees unless the Deposit is to be paid to Transferors as provided in Sections
      14.01 and 16.11, in which case the Income shall be paid to Transferors (pro rata in accordance with their respective Percentage Interests). The party that receives the Income or the benefit thereof shall be responsible for paying any income taxes thereon. The tax identification numbers of the parties hereto shall be furnished to Escrow Agent upon request.

           (b) If the Closing occurs, the Deposit shall be paid to the order of Transferees. If this Agreement is terminated pursuant to Section
      14.01 or 16.11, the Deposit and the Income shall be paid to Transferors (pro rata in accordance with their respective Percentage Interests) as liquidated damages and, in case of the termination of this Agreement pursuant to Section 14.01, as Transferors' sole and exclusive remedy. If the Closing does not occur for any reason other than termination pursuant to Section 14.01, then the Deposit and the Income shall be paid to the order of Transferees.

           (c) Escrow Agent shall not make any disposition of the Deposit and the Income unless (i) Escrow Agent is directed to do so in writing by Transferors and Transferees or (ii) Escrow Agent is directed to do so in writing by the party or parties which claim to be entitled to receive the Deposit and the Income and the other party or parties do not object to such disposition within 10 days after notice thereof from Escrow Agent or
      (iii) Escrow Agent is directed to do so by a final order or judgment of a court as hereinafter provided. The notice given by Escrow Agent pursuant to clause (ii) above shall state in capital letters that failure of the addressee or addressees to object to the disposition of the Deposit described in such notice within 10 days after the giving thereof shall constitute a waiver of the addressee's right to contest or object to such disposition. In the event that any dispute shall arise with respect to the entitlement of either party to the Deposit and the Income, Escrow Agent shall continue to hold the Deposit and the Income until otherwise directed by written instruction from Transferors and Transferees or a final order or judgment of a court of competent jurisdiction entered in an action or proceeding to which Escrow Agent is a party. In addition, in the event of any such dispute, Escrow Agent shall have the right at any time to commence an action in interpleader and to deposit the Deposit and the Income with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow Agent shall be released and discharged from and of all further obligations and responsibilities hereunder.

           (d) The parties hereto acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that with respect to the Deposit and the Income Escrow Agent shall not be deemed to be the agent of any of the parties hereto and that Escrow Agent shall not be liable to any party hereto for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent may act upon any instrument or other writing and upon signatures believed by it to be genuine, without any duty of independent verification. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by the parties hereto and a counterpart thereof is delivered to Escrow Agent and, if Escrow Agent's duties, rights or liabilities hereunder are affected, unless Escrow Agent shall have given its prior consent thereto in writing. Escrow Agent shall not be required or obligated to determine any questions of law or fact. The parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against all costs, claims and expenses, including reasonable attorneys' fees and litigation costs, incurred by Escrow Agent in connection with the performance of its duties under this Section 3.02 (including in an interpleader action or other litigation regarding the disposition of the Deposit and the Income), except with respect to acts or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

           (e) Escrow Agent shall have no liability for the selection of any particular account or investment made by the parties hereto, for fluctuations in the value of said account or investment, for the amount of Income earned on said account or investment or for any loss incurred in connection therewith.

           (f) Escrow Agent has acknowledged its agreement to the provisions of this Section 3.02 and Section 14.05 by signing this Agreement, and Escrow Agent has executed this Agreement solely for such purpose.

           (g) References in succeeding provisions of this Agreement to the Deposit shall be deemed to be references both to the Deposit and the Income.

           SECTION 3.03. Terms Regarding Existing Nashland Debt. At the Closing, (i) Nashland's Joint Venture Interest will be contributed to Nashland Transferee subject to the Existing Nashland Debt and (ii) the Existing Nashland Debt will be prepaid in accordance with Section 5.02 immediately upon the contribution of Nashland's Joint Venture Interest to Nashland Transferee. At least two Business Days prior to the Closing Nashland will deliver to Nashland Transferee a payoff letter (the "Payoff Letter") from the lender holding the Existing Nashland Debt setting forth all amounts that would be due to such lender assuming the Existing Nashland Debt is prepaid in full on the Closing Date. The Payoff Letter (or other documentation obtained by Nashland from such lenders) shall expressly acknowledge that Transferees and the Joint Venture shall not have any liability in respect of the Existing Nashland Debt following payment of the amounts set forth in the Payoff Letter.

           SECTION 3.04. Agreements Regarding the Partnership. (a) Subject to the satisfaction of all conditions contained in Sections 10.01 and 10.02, at the Closing, each Transferor and the Partnership shall execute and deliver the Partnership Agreement Amendment pursuant to which (i) the Partnership shall issue to each Transferor (and/or its designated Permitted Transferees provided in Section 3.01) the number of Units to be issued to it in accordance with this Agreement (and the Partnership shall deliver to Transferors certificates representing such Units) and (ii) each Transferor (and/or such designees) shall be admitted as a limited partner of the Partnership and shall agree to be bound by the terms of the Partnership Agreement, as amended by the Partnership Agreement Amendment. Subject to Section 3.04(b), any Unit Holder shall also be permitted to transfer the Units in accordance with the terms and conditions of the Partnership Agreement as amended by the Partnership Agreement Amendment, except that the Partnership confirms and agrees that clause (ii) of Section 8.4 of the Partnership Agreement shall have no application to any transfer of the Units issued pursuant to this Agreement.

           (b) The Units issued pursuant hereto may not be sold, conveyed, pledged or otherwise transferred to any Person other than a Permitted Transferee until the earlier of (i) the first anniversary of the Closing Date and (ii) the occurrence of any transaction that gives rise to an obligation of Transferees to pay the Transfer Premium. In addition, a Transferor may only sell, convey, or otherwise transfer Units issued to it pursuant hereto if the transferee receiving such Units (including any Permitted Transferee) delivers a certificate (the "Section 3.04(b) Certificate") to the Partnership certifying that (x) such transferee is a Person whose ownership of the Units would not cause such Units to be treated as Units owned by a "foreign person" within the meaning of Treas. Reg. Section 1.897-1(c)(2)(i) and (y) such transferee shall cause a
      Section 3.04(b) Certificate to be delivered to the Partnership in connection with any subsequent sale, conveyance or other transfer by it of such Units. Upon delivery of a Section 3.04(b) Certificate in connection with its sale, conveyance or other transfer of Units, a Transferor shall have no further obligation pursuant to the preceding sentence with respect to such Units. In addition, there shall be no more than 25 record owners of all the Units issued pursuant hereto at any time. "Permitted Transferee" shall mean (i) any Person which owns or holds a direct or indirect interest in Transferor and, in the case of any such Person who is an individual, such individual's Family Members or trusts created for their benefit, (ii) any entity controlled by or under common control with an entity referred to in clause (i), and (iii) any bona fide pledgee of Units issued pursuant hereto after a default on an obligation secured by the pledge or to a bona fide purchaser for value following such default. Any permitted record holder of a Unit issued pursuant to this Agreement is hereinafter referred to as a "Unit Holder".

           (c) The Partnership agrees (i) the Partnership Agreement shall not be amended or modified prior to the Closing Date in a manner that would have required the consent of Transferors had Transferors been limited partners in the Partnership at the time of such amendment and the provisions of the Partnership Agreement regarding amendment remained the same as on the date hereof and (ii) to deliver to each Transferor at least five Business Days prior to the Closing certified copies of any amendments to the Partnership Agreement effected after the date of this Agreement and prior to the Closing Date.

           (d)  The provisions of this Section 3.04 shall survive the Closing.

           SECTION 3.05.  Certain Tax Matters.  (a) Except as provided in
      Section 3.05(d) below, at no time prior to the fifth anniversary of the Closing Date may the Partnership (i) dispose of any direct or indirect interest in the Mall or any Successor Property (including any interest in the Joint Venture), directly or indirectly, in a single transaction or a series of related transactions if the result would be that any Unit Holder would recognize gain for Federal income tax purposes or (ii) enter into any other transaction if the result would be that any Unit Holder would recognize gain for federal income tax purposes due to an actual or deemed transfer of the Mall or any Successor Property (any such disposition or other transaction, a "Prohibited Disposition").

           (b) During the period from the fifth anniversary of the Closing Date to the tenth anniversary of the Closing Date, the Partnership may make a disposition of the Mall or any Successor Property that would otherwise be a Prohibited Disposition only if it complies with Section 3.05(d).

           (c) The Partnership shall not transfer any direct or indirect interest in the Mall to any Person, including a subsidiary of the Joint Venture, unless either (i) Transferees receive a Successor Property in return or (ii) such transfer does not violate this Section 3.05 and such transferee of the Property agrees in writing to be bound by the terms of this Section 3.05 for the remaining period, which agreement shall be for the express benefit of the Unit Holders (and, where applicable, their direct and indirect partners) and copies of which shall be delivered to each Unit Holder. In the case of any such transfer, Transferees shall not be released from any liability or obligations under this Section 3.05.

           (d) In the event that the Partnership proposes to make a Prohibited Disposition that would be prohibited by Section 3.05(a) or 3.05(b) then, notwithstanding such provision, the Partnership may make such Prohibited Disposition if (i) the Partnership shall have delivered to both Transferors written notice of its intention to take such action no more than 90 and no less than 30 days prior to taking such action, which notice shall set forth a reasonably complete description of the proposed action and (ii) the Partnership shall give written notice to both Transferors of the actual occurrence of such action, and shall make a cash payment of the Transfer Premium to Nashland, within 10 days after the date of such action. If the Partnership completes a Prohibited Disposition and failed to give Transferors the notice required pursuant to this Section 3.05(d), the Partnership will pay on demand all interest and penalties related to any tax imposed on ORILP or its direct or indirect partners and their successors and assigns with respect to the action that gave rise to the requirement to deliver such notice that accrue until 30 days after such notice is given.

           (e) Nashland's partners, by their execution hereof, agree that any payment of any Transfer Premium shall be for the exclusive benefit of ORILP and its direct or indirect partners and their successors and assigns, and that promptly after receipt of any Transfer Premium, Nashland will distribute the entire amount thereof to the order of ORILP. HRE acknowledges and agrees that the Transfer Premium shall be paid only to Nashland. HRE, for itself and on behalf of its Affiliates and Permitted Transferees, waives any right to any payment or other remedy with respect to any transfer or disposition by the Partnership of any direct or indirect interest in the Mall. Nashland, for itself and on behalf of its Affiliates and Permitted Transferees, acknowledges and agrees that receipt of the Transfer Premium (together with such other amounts as may be required to be paid under the express terms of this Section 3.05 and such other amounts as may be payable to Transferors pursuant to Section 14.09 to the extent related to any enforcement of their rights under this
      Section 3.05) in accordance with this Section 3.05 shall be the exclusive remedy of Transferors and the Unit Holders for a breach by Transferees of Section 3.05(a),(b) or (c).

           (f) In the event (i) a transaction occurs which requires payment of the Transfer Premium pursuant to this Section 3.05 and (ii) within 60 days after the payment thereof ORILP (or its permitted successors and assignees) shall exercise its Redemption Rights (as defined in the Redemption Rights Agreement) with respect to any of the Units issued pursuant to this Agreement in which it shall own a direct or indirect interest, the Partnership agrees that the purchase price for such Units shall be paid exclusively in cash.

           (g)  The provisions of this Section 3.05 shall survive the Closing.


                                   ARTICLE IV

                             Permitted Encumbrances

           SECTION 4.01. Definition. As used in this Agreement, "Permitted Encumbrances" shall mean the collective reference to the following matters:

           (a) the matters set forth in Exhibit E annexed hereto and made a part hereof;

           (b) liens for Impositions which are not due and payable as of the Closing Date and which are apportioned in accordance with Article VI;

           (c) liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date or Adjoining Owners to the entity imposing same;

           (d) the state of facts shown on the Survey (and on an update of the Survey to be provided to Transferees prior to the Closing Date, provided that any additional matter shown on such update of the Survey shall be a Permitted Encumbrance only if it does not materially and adversely affect the value, access to or utility of the Mall);

           (e) all the Leases, any extensions or renewals of the Leases pursuant to options contained therein, extensions, renewals or amendments of the Leases or additional or substituted Leases made between the date hereof and the Closing Date in each case only if same have been exercised, entered into or executed in accordance with the provisions of
      Section 11.03 and/or Section 11.04, as applicable, or if the landlord's consent or agreement is not required;

           (f) mechanics' liens against (i) any Tenants in occupancy under Leases which are in full force and effect on the Closing Date and which obligate the Tenants thereunder to remove and discharge such liens at their expense, or (ii) any Adjoining Owner; provided, however, that a mechanic's lien with respect to leasehold improvements made by a Tenant shall not be a Permitted Encumbrance if the Joint Venture is required to pay for or fund such leasehold improvements, by direct payment, credit, allowance or otherwise, pursuant to the terms of the applicable Lease unless (i) prior to the Closing Date the Joint Venture has paid, credited or has otherwise provided for the discharge of all amounts due and owing to the Tenant under such Lease in respect of such leasehold improvements in a manner that will not be a liability or obligation of the Joint Venture after the Closing Date, or (ii) the Transferees have received a payment or credit in an amount equal to the total amount due and owing to the Tenant under such Lease in respect of such leasehold improvements in accordance with Section 6.02 hereof;

           (g) all the Operating Agreements, as the same may be modified, terminated or additional Operating Agreements entered into, in any such case, in compliance with the provisions of Section 11.03; and

           (h) all other matters affecting title to the Property which are hereafter approved in writing by Transferees, accepted or deemed accepted in accordance with the terms of this Agreement or waived by Transferees as provided in Article XII.


           SECTION 4.02. Mall Subject to Permitted Encumbrances. Transferees acknowledge and agree that the Joint Venture owns the Mall subject to the Permitted Encumbrances.


                                   ARTICLE V

                                  The Closing

           SECTION 5.01. Closing Date. The Closing shall be held at 10:00 a.m. on July 21, 1998 (as the same may be adjourned or advanced pursuant to the terms of this Agreement, the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Time shall be of the essence with respect to the Closing Date, subject to the following: (i) either Transferor shall have the right to adjourn the Closing Date one or more times for an aggregate of not more than 25 days to cure exceptions to title, obtain estoppel letters, facilitate the prepayment of the Existing Nashland Debt or satisfy other closing conditions and (ii) such other extensions as are expressly provided for in this Agreement. If a Transferor elects to adjourn the Closing Date pursuant to this Section 5.01, it shall do so on notice to Transferees given on or before the Closing Date, as the same may have been previously adjourned.

           SECTION 5.02. Actions at Closing. At the Closing the following transactions will be consummated in the order set forth below; provided, however, that none of such transactions will be consummated on the Closing Date unless all such transactions are consummated:

           (a) Transferors will contribute the Joint Venture Interests to Transferees in accordance with Article II, subject, in the case of Nashland's Joint Venture Interest, to the Existing Nashland Debt;

           (b) the Partnership will issue to Transferors Units in accordance with Section 3.01;

           (c) Nashland Transferee will pay off the Existing Nashland Debt on the Closing Date (including all principal, interest, prepayments fees and other amounts) as set forth in the Payoff Letter; provided, however, that Nashland Transferee shall deduct $875,000 from the amount of such prepayment (which deduction shall be authorized by the Payoff Letter) and deposit the amount so deducted in the Escrow Fund;


           (d) Transferors will deposit a portion of their Units in the Escrow Fund in accordance with Section 14.05; and

           (e) the parties will deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.

           SECTION 5.03. Escrow Closing. Notwithstanding anything to the contrary contained in this Agreement, the Closing shall take place through a "New York Style" escrow with Escrow Agent, which escrow shall be upon terms and conditions reasonably acceptable to Transferors and Transferees.


                                   ARTICLE VI

                                 Apportionments

           At the Closing (except where a later date is specifically provided for in this Article), the parties hereto shall adjust the items set forth below as of 11:59 p.m. on the day preceding the Closing Date (the "Adjustment Point"), and the net amount thereof shall be borne by Transferors or Transferees, as applicable, through a decrease or increase in the Agreed Value as of the Closing Date.

           SECTION 6.01. Rents. Rents shall be apportioned as and when collected and paid to Transferor or Transferee, as applicable, as provided in this Article VI. Any Rents collected by the Joint Venture (which, for purposes of this Section 6.01, shall include Rents collected by any property manager or other agent acting for the Joint Venture) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Transferees to Transferors (pro rata in accordance with their respective Percentage Interests) after the Closing Date not less than 30 days after the close of the month in which such amount was received by the Joint Venture, but subject to the further provisions of this Section 6.01 in the case of Rents due prior to the Adjustment Point. If prior to the Closing the Joint Venture shall have collected, or if subsequent to the Closing either Transferor shall collect, any Rents (which, for the purposes of this Section 6.01, shall include Rents collected by any Managing Agent or other agent acting directly or indirectly for Transferors) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Transferees by Transferors at the Closing or, if collected after the Closing, promptly remitted by the Transferor collecting the same to Transferees. As used in this Section 6.01 the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by the Joint Venture, Transferees or Transferors in collecting any Rents, but shall not include the regular fees payable to any property manager for the Mall, the payroll costs of any employees or any other internal costs or overhead of Transferors, Transferees or their respective Affiliates.

           (a) One week prior to the Closing Transferors shall deliver to Transferees (i) a list of all Tenants and Adjoining Owners which are delinquent in payment of Rents as at the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due and (ii) a list of each Tenant and Adjoining Owner which paid percentage or overage rent based on sales or gross income during the fiscal year in which the Closing Date occurs and the amount so paid by each such Tenant or Adjoining Owner through the Adjustment Point. All amounts collected by the Joint Venture from each delinquent Tenant or Adjoining Owner within 30 days after the Closing, net of costs of collection, if any, shall be deemed to be in payment of Rents (or the specific components of Rents) for the month in which the Closing occurs, next in payment of Rents (or the specific components of Rents) then due on account of any month after the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. All amounts collected by the Joint Venture from each delinquent Tenant or Adjoining Owner more than 30 days after the Closing, net of costs of collection, if any, shall be deemed to be in payment of Rents (or the specific components of Rents) then due on account of each month after the month in which the Closing occurs, next in payment of Rents (or the specific components of Rents) due for the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on the aforesaid list. Any amounts collected by the Joint Venture from each delinquent Tenant or Adjoining Owner which, in accordance with the preceding two sentences, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Transferees to Transferors (pro rata in accordance with their respective Percentage Interests) not less than 30 days after the close of the month in which such amount was received by the Joint Venture.

           (b) Transferees shall use commercially reasonable efforts to cause the Joint Venture to bill and collect any delinquencies set forth on the list delivered by Transferors pursuant to Section 6.01(a) for a period of 18 months after the Closing and the amount thereof, as, when and to the extent collected by the Joint Venture, shall, if due to Transferors pursuant to the provisions of Section 6.01(a), be paid by Transferees to Transferors (pro rata in accordance with their respective Percentage Interests), net of costs of collection, if any, properly allocable thereto, not less than 30 days after the close of the month in which such amount was received by the Joint Venture. In no event shall the Joint Venture be obligated to institute any actions or proceedings or to seek the eviction of any Tenant or Adjoining Owner in order to collect any such delinquencies.

           (c) Following the Closing, Transferees shall submit or cause to be submitted to Transferors, within 30 days after the end of each calendar month up to and including the calendar month ending on December 31, 1999, but only so long as any delinquencies shall be owed to Transferors, a statement which sets forth all collections made by the Joint Venture from the Tenants and Adjoining Owners which owe such delinquencies through the end of such calendar quarter. Transferors shall have the right upon prior written notice and not more than once per quarter, following the Closing until 90 days after receipt by Transferor of the last monthly statement required hereunder, at Transferors' expense, to examine and audit so much of the books and records of the Joint Venture as relate to such delinquencies in order to verify the collections reported in such monthly statements.

           (d) Transferees agree not to permit the Joint Venture to waive or settle any delinquency owed in whole or in part to Transferors without the prior written consent of Transferors, which consent may be granted or withheld in Transferors' sole discretion.

           (e) With respect to that portion of the Rents which constitute percentage or overage rents, or other amounts payable by Tenants or Adjoining Owners based upon the sales or gross receipts of such entities, the following shall apply: (i) at the Closing and/or, in the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in the other paragraphs of this Section 6.01 in the case of Rents generally provided that such amounts shall only be credited or paid to the party entitled thereto upon receipt of such amounts by the Joint Venture or Transferors, as the case may be, from the Tenant or Adjoining Owner; and (ii) following the end of the fiscal year or lease year, as appropriate, on account of which such percentage or overage rents are payable by each Tenant or Adjoining Owner and receipt by the Joint Venture of any final payment on account thereof due from such Tenant or Adjoining Owner (including any amount due as a result of an audit conducted by Transferors or Transferees), Transferees shall pay to Transferors (pro rata in accordance with their respective Percentage Interests), net of costs of collection and audit, if any, the excess, if any, of (A) the amount of percentage or overage rents actually paid by such Tenant or Adjoining Owner on account of such entire fiscal year or lease year, as appropriate, multiplied by a fraction, the numerator of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal or lease year, as appropriate, which occurred prior to the Adjustment Point and the denominator of which is 12 or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year or lease year, as appropriate, prior to the expiration of the Lease or Operating Agreement in question over (B) all amounts theretofore received by Transferors (directly or through the Joint Venture) on account of the percentage or overage rents in question for such fiscal year or lease year, as appropriate. If in any case the amount provided for in (B) above exceeds the amount provided for in (A) above,

      Transferors jointly and severally agree to pay the amount of such excess to Transferees promptly upon demand. Any delinquent amounts shall be paid promptly upon receipt. If on the Closing Date the Joint Venture shall be conducting any audits of payments of percentage or overage rents previously made by Tenants or Adjoining Owners for fiscal years or lease years, as appropriate, prior to the ones in effect on the Closing Date, Transferors shall have the right to require the Joint Venture to continue all such audits at Transferors' expense until completion thereof and to collect and retain any amounts payable by reason thereof. In addition, Transferors shall have the right to require the Joint Venture to initiate any such audit at Transferors' expense within eighteen months subsequent to the Closing.

           (f) With respect to that portion of Rents which are payable on an annual, semiannual or other nonmonthly basis, Transferees shall cause the Joint Venture to use commercially reasonable efforts to bill and collect all such payments which become due after the Closing, which payments, to the extent allocable to periods prior to the Adjustment Point, shall be paid by Transferees to Transferors (pro rata in accordance with their respective Percentage Interests) not less than 30 days after the close of the month in which such amount was received by the Joint Venture, subject to costs of collection, if any, properly allocable thereto. With respect to that portion of Rents that are attributable to payments of expenses such as common area/mall maintenance changes, merchants' or other association charges or advertising and promotional charges, such Rents shall be apportioned based on which parties directly or indirectly paid or will pay the correlating expenses for the relevant period. With respect to that portion of Rents which are billed on an index-based formula or on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Transferees shall cause the Joint Venture to determine whether the items in question have been overbilled or underbilled. If there has been an overbilling and an overbilled amount has been received, Transferors jointly and severally agree to pay to Transferees, promptly after request by Transferees, the portion of such overbilled amount which is properly allocable to the period prior to the Adjustment Point, and promptly thereafter Transferees shall cause the Joint Venture to reimburse the entire overbilled amount to the Tenants and/or Adjoining

      Owners which paid the same. If there has been an underbilling, Transferees shall cause the additional amount to be billed by the Joint Venture to the Tenants and Adjoining Owners, as applicable, and any amount received by the Joint Venture, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Point shall be paid by Transferees to Transferors (pro rata in accordance with their respective Percentage Interests) not less than 30 days after the close of the month in which such amount was received by the Joint Venture.

           (g)  Notwithstanding anything to the contrary set forth in this
      Section 6.01, Transferors shall be entitled to receive, and Transferees shall pay to Transferors (pro rata in accordance with their respective Percentage Interests) not less than 30 days after the close of the month in which such amount was received by the Joint Venture, net of costs of collection, if any, properly allocable thereto, (i) all amounts payable by Tenants and Adjoining Owners on account of Impositions which, pursuant to the terms of Section 6.03(a), it is Transferors' obligation to pay and discharge, which amounts shall be apportioned between Transferors and Transferees in the same manner as the Impositions to which they relate and (ii) all amounts payable by Tenants and Adjoining Owners on account of utilities which, pursuant to the terms of Sections 6.03(b) and/or 6.03(c), it is Transferors' obligation to pay and discharge, which amounts shall he apportioned between Transferors and Transferees in the same manner as the utilities to which they relate.

           (h) Any advance rental deposits or payments held by the Joint Venture on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by the Joint Venture on the Closing Date, together with interest thereon, if any, which, under the terms of the applicable Leases, is payable to the Tenants thereunder, shall be paid or credited to Transferees at the Closing.

           SECTION 6.02. Leasing Costs. (a) Transferors jointly and severally agree to pay and indemnify Transferees in respect of all leasing commissions, costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof), moving and other allowances and inducements, if any, fees and disbursements of architects, engineers and attorneys and any other inducements, allowances or credits (collectively "Leasing Costs") in respect of (i) all Leases and Lease amendments which were fully executed and delivered on or prior to the date hereof and (ii) all proposed leases and lease amendments identified on Schedule 6.02 that are executed and delivered after the date hereof; provided, however, that (A) if a proposed lease or lease amendment identified on Schedule 6.02 is executed and delivered after the Closing Date, Transferors shall not be obligated to pay any Leasing Costs associated therewith in excess of the Leasing Costs set forth on Schedule
      6.02 unless such excess Leasing Costs are provided for in a written agreement executed by either Transferor prior to the Closing Date and such written agreement was not approved or deemed approved by Transferees as provided in Section 11.04 and (B) Transferees, rather than Transferors, shall be responsible for all Leasing Costs in respect of any Lease renewal or extension which occurs pursuant to the exercise after the date hereof of any Tenant's renewal or extension option under any Lease which was fully executed and delivered on or prior to the date hereof provided such renewal or extension did not require the Joint Venture's consent.

           (b) If the Closing shall occur, Transferees shall and hereby do assume and agree to pay and indemnify Transferors in respect of (i) all Leasing Costs payable by Transferees pursuant to Section 6.02(a) and (ii) all Leasing Costs payable in respect of any Leases or Lease amendments which are fully executed and delivered in accordance with Sections 11.03 or 11.04 after the date hereof, except for Leasing Costs associated therewith that are Transferors' responsibility under Section 6.02(a). If any Leasing Costs shall be paid by the Joint Venture prior to the Closing which in accordance with this Section 6.02(b) it is Transferees' obligation to pay, Transferees shall reimburse Transferors (pro rata in accordance with their respective Percentage Interests) for the documented amount thereof at the Closing.

           SECTION 6.03. Additional Items. At the Closing, the following additional items shall be apportioned between Transferors and Transferees as of the Adjustment Point, with Transferors to be obligated for or entitled to amounts apportioned to the period through the Adjustment Point and Transferees to be obligated for or entitled to amounts apportioned to the period following the Adjustment
      Point:

           (a) Impositions payable in respect of the Mall. Such Impositions shall be apportioned on the basis of the fiscal year for which the same are imposed, whether or not yet due and payable as of the Closing Date. If an Imposition is not due and payable until after the Closing Date and the assessed valuation or the tax rate or any other factor upon which the amount of the Imposition will be based has not been fixed at the Closing Date, then the parties shall at the Closing apportion such Imposition based on the most recently available assessed valuation and tax rate, and shall make a final adjustment of such item within 30 days following the date on which the actual assessed valuation and tax rate becomes known. If any Tenant in occupancy at the Closing Date or Adjoining Owner is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned. Any refund after the Closing of real estate taxes for which an apportionment is made pursuant to this Section 6.03(a), net of the costs of obtaining such refund and the amount thereof payable to Tenants and Adjoining Owners, shall be apportioned as of the Adjustment Point. Transferees shall have the right to control and/or settle all tax protest proceedings. Notwithstanding the foregoing, no settlement with respect to the tax fiscal year in which the Adjustment Point occurs shall be made without the prior written approval of Transferor, such approval not to be unreasonably withheld or delayed. Any refunds of Impositions resulting from any such tax protest proceedings shall be paid to Transferees. Transferees shall pay any portion of any such refund due to Tenants and/or Adjoining Owners to such Tenants or Adjoining Owners and shall apportion any balance of any such refund between Transferors and Transferees in the same manner as Impositions and pay any portion thereof relating to the period prior to the Adjustment Date to Transferor, in each case promptly after such refund is received. The apportionments for Impositions shall be calculated based on the maximum available discount for early payment.

           (b) Water and sewer charges, if any, payable by the Joint Venture on the basis of the period or periods for which the same are payable. If there are water meters at the Property, Transferors shall furnish readings to a date not more than 30 days prior to the

      Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date or Adjoining Owners directly to the entity or entities furnishing such services shall not be apportioned.

           (c) Utilities and fuel payable by the Joint Venture, including electricity and gas. Transferors shall endeavor to have the meters for such utilities read the day on which the Adjustment Point occurs and will pay the bills rendered to it on the basis of such readings. If Transferors do not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than 30 days prior to the Adjustment Point. Transferors shall receive a credit in the full amount of any security deposits held by utility companies (with interest thereon, if any, in the amount accrued on such security deposits). Transferees will make their own arrangements for any security bonds required by any utility companies by the Closing Date, and Transferors will be entitled to cancel any bonds previously furnished. If fuel oil, propane or other fuel is used at the Mall, Transferors shall deliver to Transferees at the Closing statements of the suppliers of such fuel dated within three days of the Adjustment Point setting forth the quantity of fuel on hand and the cost paid by the Joint Venture therefor, and Transferees shall pay to Transferors (pro rata in accordance with their respective Percentage Interests) at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date and Adjoining Owners directly to the utility companies furnishing the same shall not be apportioned.

           (d) Charges payable by the Joint Venture and the cost of performing the Joint Venture's obligations under the Operating Agreements and the Other Agreements.

           (e) Ancillary income receivable by the Joint Venture in connection with the licensing of the name of the Mall to third parties, the furnishing of utilities from the Mall to third parties, the leasing of kiosks, antennae, baby strollers and other items and the like.

           (f) Contributions payable by the Joint Venture to merchants' and other associations and to promotional activities at the Mall.

           (g) Items of deduction for Federal income tax purposes with respect to contingent interest on debt that economically accrued before the Closing shall be allocated to the Transferors. For the avoidance of doubt, all contingent interest deductions that arise upon the prepayment of the Existing Nashland Debt shall be allocated to the Transferors.

           (h) Any other items of income or expense of the Mall which, in accordance with generally accepted business practices, should be apportioned between Transferors and Transferees as of the Adjustment Point.

           SECTION 6.04. Partnership Distributions. Regular quarterly distributions paid in respect of the Units issued pursuant to this Agreement (i) for fiscal quarters ended prior to Closing shall be apportioned to and retained by the Partnership and (ii) for the fiscal quarter in which such Units were issued shall be apportioned as of the Adjustment Point, with the Partnership retaining the portion thereof apportioned to the portion of such fiscal quarter through the Adjustment Point and Transferors to be entitled to the portion thereof apportioned to the portion of such fiscal quarter following the Adjustment Point. Notwithstanding anything to the contrary contained in the Partnership Agreement, the Partnership shall pay to Transferors only the portion of such distributions to which Transferors are entitled pursuant to this
      Section 6.04.

           SECTION 6.05. Distribution of Cash. Transferees acknowledge that all cash, certificates of deposit, investments and other liquid assets of the Joint Venture will be distributed to Transferors as of the Closing Date, except for any items credited to Transferors as a closing adjustment.

           SECTION 6.06. Adjustment Statement. Transferors will deliver to Transferees not less than five Business Days prior to the Closing Date a copy of a proposed adjustment statement showing all adjustments to be made at the Closing. The parties shall then endeavor to agree upon such statement or any modification thereof so that it or such modification can be executed by them at the Closing. To the extent that there is an error or omission in any of the adjustments made pursuant to such statement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery. Transferors and Transferees acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article VI. Accordingly, Transferors and Transferees hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by Transferees and Transferors based on the most recent available data, and, as soon as practicable and if necessary from time to time between the Closing Date and December 31, 1999, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Closing Date. Any such corrective adjustment made in favor of Transferors shall be paid in cash and any such corrective adjustment made in favor of Transferees shall be effected by application of a portion of the Escrow Fund pursuant to Section 14.05.

           SECTION 6.07. Final Settlement. Notwithstanding anything to the contrary contained herein, a final determination of the amounts owing under this Article VI shall be made as of December 31, 1999 and the amounts determined as of such date to be owing settled in cash no later than 10 days thereafter. No further adjustments or payments shall be required to be made under this Article VI thereafter. Any amounts required to be paid under the terms of this Agreement that are not paid as and when due (or if no due date is specified, then not paid within 10 days after demand therefor) shall bear interest at the rate of 10% per annum.

           SECTION 6.08. Survival. The provisions of this Article VI shall survive the Closing.

                                  ARTICLE VII

                    Documents To Be Delivered at the Closing

           SECTION 7.01. Transferors' Deliveries. At or prior to the Closing, Transferors jointly and severally agree to deliver or cause to be delivered to Transferees (either directly or under the terms of a closing escrow agreement) each of the instruments and documents listed in this
      Section 7.01, executed and acknowledged where appropriate by Transferors and/or the other party or parties thereto, but none of such instruments and documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

           (a) An Assignment of Joint Venture Interest with respect to the Joint Venture Interest of each Transferor.

           (b)  A Rent Roll dated within 15 days of the Closing Date.

           (c)  The estoppel letters provided for in Article XV.

           (d) The Joint Venture's Copies of the Operating Agreements, the Leases and the Other Agreements. Delivery of such materials shall be effectuated pursuant to arrangements made by Transferors, the Managing Agent, Transferees and the property manager or managers retained by the Joint Venture to operate the Property after the Closing Date.

           (e) An executed copy of an agreement between the Joint Venture and the Managing Agent terminating its services as of the Closing Date and waiving any right to commissions, leasing fees or other fees except for amounts included in Leasing Costs.

           (f) A schedule which shows all Leases terminated and/or amended and all new Leases and Other Agreements entered into between the date of this Agreement and the Closing Date, together with Transferors' Copy of each such new Lease or Other Agreement or amendment to an existing Lease or Other Agreement.

           (g)  The schedule described in Section 6.01(a).

           (h)  The certificate(s) of Transferors provided for in Section
      8.06(b).

           (i) An affidavit that neither Transferor is a "foreign person" within the meaning of Section 1445 of the Code in the form of Exhibit I annexed hereto.

           (j)  A counterpart of the adjustment statement provided for in
      Section 6.06 showing all adjustments in respect of the Agreed Value to be made at the Closing.

           (k) All sales tax, transfer tax and other tax returns, if any, which Transferors are required by law to execute and deliver, either individually or together with Transferees, to any Governmental Authority as a result of the conveyance of the Joint Venture Interests contemplated hereby.

           (l) All records and files of the Joint Venture which are in the possession or control of the Joint Venture, either of the Transferors or the Managing Agent relating to the operation and maintenance of the Mall prior to the Closing, including to the extent in the possession of such parties, (i) current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants and Adjoining Owners,
      (ii) repair and maintenance records and the like which affect or relate to the Property, (iii) plans, drawings, blue prints and specifications for the Mall, all warranties and guaranties of manufacturers, suppliers and contractors in effect on the Closing Date, (iv) certificates of occupancy and other licenses and permits and (v) keys to the Property. Delivery of such materials shall be effectuated pursuant to arrangements made by Transferors, the Managing Agent and the property manager or managers retained by the Joint Venture to operate the Property after the Closing Date.

           (m) An opinion dated as of the Closing Date of counsel to each Transferor substantially in the form of Exhibit J.

           (n) A copy of the partnership agreement of Nashland and any amendments thereto, certified by the managing general partner of Nashland, to the effect that the attached copy of such partnership agreement and the amendments thereto is true, correct and complete.

           (o) A copy of the Articles of Incorporation of HRE and any amendments thereto, certified by the

      Secretary of State of the State of Delaware as of a date not more than 10 days prior to the Closing Date, together with a certificate of an officer of HRE to the effect that such Articles of Incorporation, as so certified, have not been further amended, revised, restated, canceled or rescinded up to and including the Closing Date and that the attached copy of the Articles of Incorporation and the amendments thereto is true, correct and complete.

           (p) A copy of the amended and restated joint venture agreement of the Joint Venture and any amendments thereto, certified by each Transferor, to the effect that the attached copy of such joint venture agreement and the amendments thereto is true, correct and complete.

           (q) An ALTA Owner's statement in a form reasonably requested by the Title Company in order to enable the Joint Venture to obtain the Title Policy, together with such organizational documents and evidence of authority as the Title Company shall reasonably request provided that such documents do not expose Transferors to any material expense or liability not already provided for in this Agreement. Notwithstanding the foregoing, Transferors shall provide any indemnity required by the Title Company to omit mechanics' liens that are not Permitted Encumbrances.

           (r) An executed counterpart of the Partnership Agreement Amendment and the Redemption Rights Agreement.

           (s) The Guarantee and evidence reasonably satisfactory to Transferees of the authority of the parties thereto to execute, deliver and perform the Guarantee, including an opinion or opinions of counsel reasonably acceptable to Transferee and in a form corresponding to that set forth in Exhibit J. Transferees agree that Cravath, Swaine & Moore and Tim Koster, general counsel of Rodamco North America BV, are acceptable counsel for such purposes with respect to ORILP and Rodamco North America BV, respectively.

           (t) A good standing certificate issued in respect of each of HRE and J.W. O'Connor and Co. Incorporated by the Secretary of State of the State of Delaware, dated within 15 days of the Closing Date.

           (u) Notices to Tenants and Adjoining Owners notifying each of them of the conveyance of the Joint Venture Interests to Transferees as of the Closing Date, each in a form reasonably satisfactory to Transferees and executed by Transferors.

           (v) An acknowledgment by Broker that all amounts due to it in respect of the transactions contemplated by this Agreement have been paid in full.

           (w) A UCC-3 Termination Statement and a release of the pledge of the Nashland Joint Venture Interest from the holder of the Existing Nashland Debt.

           (x) All other instruments and documents, if any, to be executed, acknowledged and/or delivered by Transferors pursuant to any of the other provisions of this Agreement.

           SECTION 7.02. Transferees' Deliveries. At or prior to the Closing, Transferees will deliver or cause to be delivered to Transferors or the other parties indicated below (either directly or under the terms of the closing escrow agreement) each of the instruments and documents listed in this Section 7.02, executed and acknowledged where appropriate by Transferees and/or the other party or parties thereto, but none of such instruments and documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

           (a) All sales tax, transfer tax and other tax returns, if any, certificates of value and similar documents which Transferees are required by law to execute and deliver, either individually or together with Transferors, to any Governmental Authority as a result of the transactions contemplated hereby.

           (b)  A counterpart of the adjustment statement provided for in
      Section 6.06 showing all adjustments in respect of the Agreed Value to be made at the Closing.

           (c) An opinion dated as of the Closing Date of counsel to Transferees substantially in the form of Exhibit K (provided that any opinion as to the enforceability of this Agreement, the Redemption Rights Agreement or any other document executed by Transferees at the Closing shall be based on the assumption that the laws of the State of New York (or Delaware (except for the Delaware General Corporation Law and the Delaware Revised
      Uniform Limited Partnership Act), with respect to the Redemption Rights Agreement) with respect to enforceability are identical to the laws of the State of Illinois, without regard to conflicts of law rules.

           (d) A good standing certificate issued in respect of each Transferee by the Secretary of State of the State of Delaware, dated within 15 days of the Closing Date.

           (e)  Certificates representing the Units issued pursuant hereto.

           (f) All other payments, instruments and documents, if any, to be executed, acknowledged and/or delivered by Transferees pursuant to any of the other provisions of this Agreement.

           SECTION 7.03. Partnership Deliveries. At or prior to the Closing, the Partnership will deliver or cause to be delivered to Transferors (either directly or under the terms of a closing escrow agreement) each of the instruments and documents listed in this Section 7.03, executed and acknowledged where appropriate by the Partnership and/or the other party or parties thereto, but none of such instruments and documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

           (a) A counterpart of the Partnership Agreement Amendment and the Redemption Rights Agreement.

           (b) A copy of the Partnership Agreement, certified by an officer of the General Partner, to the effect that the attached copy of the Partnership Agreement is true, accurate and complete.

           (c) A copy of the Articles of Incorporation of the General Partner, and any amendments thereto, certified by the Secretary of State of the State of Delaware as of a date not more than 10 days prior to the Closing Date, together with a certificate of an officer of the General Partner to the effect that the Articles of Incorporation thereof, as certified by the Secretary of State aforesaid, have not been further amended, revised, restated, canceled or rescinded up to and including the Closing Date and that the attached copy of the Articles of Incorporation and amendments thereto is true, correct and complete.

           (d) All other instruments and documents, if any, to be executed, acknowledged and/or delivered by the Partnership pursuant to any other provisions of this Agreement.

           SECTION 7.04. Access to Records. Transferees agree for a period of three years following the Closing Date to retain and make available to Transferors for inspection and copying, at Transferors' expense, on reasonable advance written notice at reasonable times at the place in the continental United States where Transferees then maintain their records in respect of the Mall or the Joint Venture, all documents and records concerning the Mall or the Joint Venture delivered by Transferors to Transferees, actually or constructively, in connection with the Closing. If Transferees desire to destroy any such records relating to the Mall prior to the expiration of the third anniversary of the Closing Date, or any such records relating to the Joint Venture prior to the expiration of the seventh anniversary of the Closing Date, Transferees shall first notify Transferors and permit Transferors to take delivery of the records in question; and if Transferors decline to do so, Transferees shall then be free to destroy the same. The provisions of this Section 7.04 shall survive the Closing.


                                  ARTICLE VIII

                 Representations and Warranties of Transferors

           SECTION 8.01. No Implied Representations. Transferees acknowledge that except as expressly set forth in this Agreement and in the documents and instruments delivered by Transferors at the Closing, neither Transferor nor any agent or representative or purported agent or representative of either Transferor has made, and neither Transferor is liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information (including any information set forth in offering materials heretofore furnished to Transferees) pertaining to the Mall or any part thereof, the physical condition thereof, environmental matters, income, expenses or operation thereof or of the Personal Property or Intangible Personal Property, the uses which can be lawfully made of the same under applicable zoning or other laws or any other matter or thing with respect thereto, including any existing or prospective Leases, Operating Agreements or Other Agreements or obligations which may arise hereunder after the Closing Date. Without limiting the foregoing, Transferees acknowledge and agree that, except as expressly set forth in this Agreement and in the documents delivered by Transferors at the Closing, neither Transferor is liable for or bound by (and Transferees have not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the Mall furnished by either Transferor or any broker, employee, agent, consultant or other person representing or purportedly representing either Transferor. Nothing contained in this
      Section 8.01 shall be deemed to impair, limit or otherwise affect Transferees' rights under this Agreement in respect of the representations, warranties and covenants of Transferors set forth in this Agreement and the other provisions hereof binding upon Transferors. The provisions of this Section 8.01 shall survive the Closing.

           SECTION 8.02. "As-Is" Transaction. Transferees represent that they have inspected the Mall, the physical and environmental condition and the uses thereof to their satisfaction, that they have independently investigated, analyzed and appraised the value and profitability thereof, the creditworthiness of Tenants and Adjoining Owners and the presence of hazardous materials, if any, in or on the Mall, that they have received copies of and/or have reviewed the Leases, the Operating Agreements, the Other Agreements and all other documents referred to herein, that they are thoroughly acquainted with all of the foregoing and that Transferees, in acquiring the Joint Venture Interests, will rely upon their own investigations, analyses, studies and appraisals and not upon any information provided to Transferees by or on behalf of either Transferor with respect thereto (except in each case to the extent covered by any warranties or representations of Transferors set forth in this Agreement or in any Transferors' Estoppel Letter). Subject to Section 10.03 and
      Article XII, Transferees agree to acquire the Joint Venture Interests based on the Mall "as is" and in its condition as at the date hereof, reasonable wear and tear and damage by fire or other casualty between the date hereof and the Closing Date excepted, and Transferees shall assume the risk that adverse matters (including adverse physical and environmental conditions, latent or patent construction defects or physical conditions, violations of applicable laws (including Environmental Laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Mall) may not have been revealed by Transferees' investigations. Nothing contained in this
      Section 8.02 shall be deemed to impair, limit or otherwise affect Transferees' common law rights under any Environmental Laws or Transferees' rights under this Agreement in respect of the representations, warranties and covenants of Transferors set forth in this Agreement, including Transferors' indemnity set forth in Section 14.07, and the other provisions hereof binding on Transferors. The provisions of this Section 8.02 shall survive the Closing.

           SECTION 8.03. Representations and Warranties of Transferors. Transferors hereby jointly and severally represent and warrant to Transferees as follows:

           (a) The Joint Venture is a general partnership organized, validly existing and in good standing under the laws of the State of Florida. HRE is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Nashland is a general partnership organized and validly existing under the laws of the State of Tennessee. Each Transferor has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by each Transferor of this Agreement and the documents to be executed by each Transferor pursuant hereto have been duly and validly authorized by all necessary parties and no other proceeding on the part of either Transferor is necessary in order to permit Transferors to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by each Transferor. This Agreement constitutes the legal, valid and binding obligation of each Transferor, enforceable against each Transferor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, liquidation, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Transferors' knowledge, threatened against Transferors or the Joint Venture.

           (b) Neither Transferor is a "foreign person" as defined in Section 1445 of the Code.

           (c) Execution by Transferors of this Agreement and all documents provided for herein to be executed by Transferors, and performance by Transferors of the provisions hereof and thereof, will not (i) violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any Governmental Authority to which either Transferor is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which either Transferor is a party or by which either Transferor is bound, where such breach or default might adversely affect either Transferor's ability to perform its obligations hereunder or under such other documents or (ii) require any approval or consent of any Governmental Authority.

           (d)  With respect to the Leases:

           (i) Exhibit B annexed hereto is a list of all Leases in effect on the date of this Agreement (and all documents comprising the Leases, provided that without affecting Transferees' right to refuse to consummate the Closing under this Agreement as a result thereof, Transferors shall not be deemed to be in breach of this representation and warranty solely because Exhibit B fails to list one or more amendments to a Lease if the cumulative effect thereof does not materially modify the Lease in question) and Transferors have made true, correct and complete originals or copies of all Leases in effect as of the date of this Agreement available to Transferees for their review. No Tenant or Anchor has any rights, options or rights of first refusal of any kind that are currently in effect to purchase or to otherwise acquire the Property or any part thereof or interest therein (except for the acquisition of leasehold interests pursuant to the Leases). Except as set forth in the Rent Roll or in Schedule 6.02, there are no rent abatements or other tenant concessions or inducements, including lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any Leases.

           (ii) Schedule 1 annexed hereto is a true, correct and complete list of Tenants and Adjoining Owners that are delinquent in the payment of Rents as of the date of said schedule, which schedule sets forth the information specified in clause (x) of Section 6.01(a).

           (iii) Except as set forth in Schedule 2 the Joint Venture has not received written notice which is still outstanding from any Tenant under a Lease (A) that the Joint Venture has defaulted in performing any of its material obligations under such Lease or (B) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder. With the exception of written notices given with respect to certain of the delinquencies in the payment of Rents specified in Schedule 1, since the date six months prior to the date of this Agreement, the Joint Venture has not given written notice to any Tenant which is still outstanding that such Tenant is in default under its Lease, except as set forth in
      Schedule 2.

           (iv) Schedule 3 annexed hereto is a Rent Roll that is true, correct and complete in all material respects as of the date thereof. Except as set forth to the contrary on such Rent Roll, no Tenant has paid any rent in advance except for the month in respect of which such Rent Roll was prepared.

           (e)  With respect to the Operating Agreements:

           (i) Exhibit C annexed hereto is a list of all Operating Agreements in effect on the date of this Agreement (and all documents comprising the Operating Agreements, provided that without affecting Transferees' right to refuse to

                  (v) consummate the Closing under this Agreement as a result thereof, Transferors shall not be deemed to be in breach of this representation and warranty solely because Exhibit C fails to list one or more amendments to an Operating Agreement if the cumulative effect thereof does not materially modify the Operating Agreement in question) and Transferors have made true, correct and complete originals or copies of all Operating Agreements in effect as of the date of this Agreement available to Transferees for their review.

                  (ii) Except as set forth in Schedule 2, the Joint Venture has not received written notice which is still outstanding from any party to an Operating Agreement (A) that the Joint Venture has defaulted in performing any of its obligations under such Operating Agreement, or (B) that such party is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable thereunder by such party or is entitled to cancel or terminate such Operating Agreement or to be released of any of its material obligations thereunder. With the exception of written notices given with respect to certain of the delinquencies in the payment of Rents specified in Schedule 1, since the date six months prior to the date of this Agreement, the Joint Venture has not given written notice to any of the other parties to the Operating Agreements which is still outstanding that any such party is in default thereunder except as set forth in Schedule 2.

                  (f)  With respect to the Other Agreements:

                  (i) Exhibit D annexed hereto is a list of all Other Agreements in effect on the date of this Agreement (and all documents comprising such Other Agreements, provided that without affecting Transferees' right to refuse to consummate the Closing under this Agreement as a result thereof, Transferor shall not be deemed to be in breach of this representation and warranty solely because Exhibit D fails to list one or more amendments to an Other Agreement if the cumulative effect thereof does not materially modify the Other Agreement in question) and Transferors have made true, correct and complete originals or copies of all material Other Agreements in effect as of the date of this Agreement available to Transferees for their review.

                (ii) Except as set forth on Schedule 2, the Joint Venture has not received written notice which is still outstanding from any party to any Other Agreement that the Joint Venture has defaulted in performing any of its obligations under such Other Agreement.

           (g) The Joint Venture has not received any written notice of any Violation with respect to the Mall from any Governmental Authority which has not heretofore been complied with.

           (h) No condemnation, eminent domain, zoning, land use or similar proceeding in which the Joint Venture has been served with process or of which either Transferor has otherwise received written notice is pending with respect to all or any part of the Mall, and neither Transferor has knowledge that any such proceeding is threatened or contemplated.

           (i) There are no pending litigations or other proceedings against the Joint Venture or the Mall in respect of which the Joint Venture has been served with process or of which either Transferor has otherwise received written notice except for (i) claims for personal injury, property damage or worker's compensation for which the insurance carrier has been notified on a timely basis and for which said insurance carrier will provide coverage and (ii) other litigations or proceedings shown on
      Schedule 8.03(i) annexed hereto. Neither Transferor has knowledge of any threatened litigation or proceedings against the Joint Venture or the Mall except litigation of the nature described in clause (i) above.

           (j) To Transferors' knowledge, the Financial Statements have previously been delivered to Transferees and fairly present the assets, liabilities, financial position, results of operations and changes in financial position of the Joint Venture as of the dates thereof or for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal, recurring year-end audit adjustments), and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto). From December 31,

      1997 to the date of this Agreement the Joint Venture has conducted its business in the ordinary course consistent with past procedures and practices and, to Transferors' knowledge, during such period there were no material adverse changes in the financial condition of the Joint Venture (other than as may be reflected in the Interim Financial Statements).

           (k) Schedule 8.03(k) annexed hereto lists all environmental reports (and amendments and modifications thereto) dated after January 1, 1993, within the Joint Venture's, Transferors' or any Managing Agent's possession or control with respect to the Mall. Transferors have made true, correct and complete copies of such environmental reports available to Transferees. Except as disclosed on (i) Schedule 8.03(k), (ii) the reports listed on Schedule 8.03(k) or (iii) any environmental reports prepared as part of Transferees' investigation of the Mall, Transferors have received no written notice from any Person, and otherwise have no knowledge, that Hazardous Substances have been maintained, disposed of, stored, released or generated on, under or at the Mall or any part thereof except for the storage and use of substances commonly present at or used in the operation and maintenance of shopping centers in quantities commonly present at shopping centers and in compliance with applicable laws including Environmental Laws. Transferors have not received any notice from any Governmental Authority or other Person that the Mall is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Transferors, threatened with respect to the Mall pursuant to, or alleging any violation of, or liability under any Environmental Law.

           (l) Except as set forth on Schedule 8.03(l), the Joint Venture is under no obligation to make contributions or otherwise provide assistance to any promotional association or promotional fund related to the Mall nor has the Joint Venture customarily in the past made or provided any such contributions or assistance.

           (m) Schedule 8.03(m) annexed hereto contains true and complete copies of the current real estate tax bills with respect to the Mall, other than tax bills sent to Tenants who have the obligation to pay such taxes to the collecting authority. No portion of the Mall comprises part of a tax parcel which includes property other than property comprising all or a portion of the Mall.
      To Transferors' knowledge, no application or proceeding is pending with respect to a reduction or an increase of such taxes. To Transferors' knowledge, there are no tax refund proceedings relating to the Mall which are currently pending.

           (n)  The Joint Venture has no employees.

           (o) To Transferors' knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments by the Joint Venture of any amounts for leasing activities or procuring tenants with respect to the Mall.

           (p) None of the Joint Venture, the Transferors and their respective partners and shareholders either directly or indirectly owns or leases any land within a one mile radius of the Property.

           (q) Transferors acknowledge that they understand that the Units to be issued pursuant hereto will not be registered under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, and will not be registered or qualified under any applicable state securities laws; that the Partnership shall not have any obligation to register the Units in connection with the offering, sale or issuance of the Units pursuant to this Agreement or at any time thereafter; that the Units are subject to restrictions on transfer contained in the Partnership Agreement and this Agreement and, in any event, cannot be sold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available; and that the Partnership, in issuing Units in accordance with the provisions hereof, is relying upon the representations and warranties of Transferors contained herein. Transferors jointly and severally represent and warrant that (i) they are acquiring such Units for investment only and without any view toward distribution thereof, and, except for distributions to their shareholders and partners or as otherwise approved by the Partnership, they will not sell or otherwise dispose of such Units except in compliance with the registration requirements or exemption provisions of any applicable state securities laws and in accordance with the terms applicable to such securities in the Partnership Agreement as amended by the Partnership Agreement Amendment and the Redemption Rights Agreement, (ii) each Transferor's economic circumstances are such that it is able to bear all risks of the investment in the Units for an indefinite period of time, including the risk of a complete loss of its investment in the Units, (iii) each Transferor has knowledge and experience in financial and business matters sufficient to evaluate the risks of investment in the Units and (iv) each Transferor has consulted with its own counsel and tax advisor, to the extent deemed necessary by it, as to all legal and taxation matters covered by this Agreement and has not relied upon Transferees for any explanation of the application of the various United States or state securities laws or tax laws with regard to its acquisition of the Units. Transferors further acknowledge and jointly and severally represent and warrant that they have made their own independent investigation of the Partnership and the business conducted by the Partnership, that Transferors have been provided with such other information regarding the Partnership as they have requested and have had an opportunity to meet with and ask questions of representatives of the Partnership, and that Transferors have received a copy of, have been advised to read, and have read the PPM, including its exhibits, have become familiar with the PPM's terms and provisions, and have been advised to consult, and have consulted, with independent tax counsel regarding the tax consequences of the transactions contemplated under the terms of this Agreement. Nothing contained in this Section 8.03(q) shall be deemed to impair, limit or otherwise affect Transferors' rights under this Agreement in respect of the representations, warranties and covenants of Transferees set forth in this Agreement, including the Transferees' indemnity set forth in Section 14.08, and the other provisions hereof binding on Transferees.

           (r) Transferors have made a true, correct and complete original or copy of the Joint Venture Agreement available to Transferees for their review, and such Agreement has not been amended or modified. Each Transferor has a good, marketable and unencumbered title to its Joint Venture Interest, free and clear of any lien, pledge, security interest or other encumbrance whatsoever except, in the case of Nashland's Joint Venture Interest, the Existing

      Nashland Debt. Neither Transferor has granted any outstanding rights to purchase its respective Joint Venture Interest and except with respect to the Existing Nashland Debt, neither Transferor has encumbered or hypothecated its Joint Venture Interest or is a party to any agreement, arrangement or understanding restricting or otherwise relating to the transfer or voting of its respective Joint Venture Interest, except in each case for any such rights or restrictions included in the joint venture agreement of the Joint Venture delivered pursuant to Section 7.01, which rights or restrictions included in the joint venture agreement of the Joint Venture are hereby waived by Transferees. The Joint Venture has qualified as a partnership for federal income tax purposes at all times during its existence and no taxing authority has asserted or threatened to assert any position to the contrary. Transferors are the sole partners of the Joint Venture.

           (s) To Transferors' knowledge, there are no easements, restrictions, liens, conveyances or other matters affecting title to the Property except for the Permitted Encumbrances.

           SECTION 8.04. No Independent Investigation. All representations and warranties made herein by Transferors which are expressly qualified herein as being based on Transferors' knowledge are made, and are hereby acknowledged by Transferees to be made, without independent investigation regarding the facts contained therein other than inquiry of the Managing Agent (but in no event will knowledge of the Managing Agent be imputed to Transferors), and are otherwise limited as provided in the definition of "knowledge" or "notice". Transferors agree that promptly after the execution of this Agreement by the parties they will deliver a copy of
     Section 8.03 of this Agreement, together with copies of the Exhibits and Schedules referred to therein, to the Managing Agent and will request that the Managing Agent inform Transferors of any matters known to the Managing Agent that might qualify or contradict any of the representations and warranties set forth in Section 8.03.

           SECTION 8.05. Effect of Estoppels. To the extent that prior to the Closing a Tenant or an Adjoining Owner provides an estoppel letter addressed to Transferees (or addressed to the Joint Venture but containing a statement to the effect that any transferee of the Joint Venture Interests may rely thereon) delivered in response to a request made pursuant to this Agreement which sets forth information with respect to any item as to which Transferors have made a representation or warranty, then Transferors' representation and warranty in respect of such information shall thereafter be null and void and of no further force or effect and such representation and warranty shall not be deemed to have been remade as of the Closing and Transferees shall rely solely on the information set forth in such estoppel letter.
      Nothing contained in this Section 8.05 shall affect or negate Transferees' right to refuse to proceed with the Closing as provided in
      Section 15.03.

           SECTION 8.06. Survival of Transferors' Representations and Warranties, etc. (a) All of Transferors' representations and warranties contained in this Article VIII, as remade as of the Closing as provided in Section 8.06(b) and subject to any modifications thereof made in any certificate provided for in said Section, and all certifications, representations and warranties made by Transferors in any Transferors' Estoppel Letter delivered by Transferors to Transferees, shall survive the Closing.

           (b) All of Transferors' representations and warranties set forth in this Article VIII shall be deemed to have been remade on and as of the Closing Date, subject, however, to the provisions of Section 8.05 and facts disclosed on the schedules to this Agreement which are to be delivered by Transferors to Transferees at the Closing pursuant to
      Section 7.01, and Transferors shall deliver at the Closing a certificate addressed to Transferees stating that all representations and warranties of Transferors contained in this Article VIII are remade and are true and correct as of the Closing Date, except as modified (i) in accordance with the terms of Section 8.05 and this Section 8.06, (ii) by facts disclosed on the schedules to this Agreement which are to be delivered by Transferors to Transferees at the Closing pursuant to Section 7.01 and
      (iii) by changes resulting from the operation of the Mall between the date hereof and the Closing Date in accordance with the provisions of
      Article XI; provided, however, that if (A) any matter or event shall have occurred between the date hereof and the date of the Closing which does not result from any intentional act or omission of Transferors, that is not permitted under any provisions of this Agreement and which makes any such warranty or representation untrue in any material respect as of the Closing Date or (B)
      Transferors discover that any warranty or representation was inaccurate in any material respect as of the date hereof and Transferors had no knowledge thereof on the date hereof, Transferors shall have the right to disclose such matter, event or inaccuracy in the certificate required to be delivered pursuant to this sentence, and if Transferors do so, Transferors shall not be liable to Transferees following the Closing for the breach of the warranty or representation in question which results from the occurrence of such matter, thing or inaccuracy, but in no event shall Transferees be obligated to close hereunder unless the conditions precedent to Transferees' obligation to close set forth in this Agreement (including in Section 10.02(a)) shall have been fulfilled.

           (c)  Notwithstanding anything to the contrary set forth in this
      Article VIII or elsewhere in this Agreement, if (i) Transferees have knowledge on the date hereof that any of Transferors' warranties or representations set forth in this Article VIII is untrue in any material respect, then the breach by Transferors of the warranties and representations as to which Transferees shall have such knowledge shall be deemed waived by Transferees and Transferors shall not be deemed in default hereunder and shall have no liability to Transferees or their successors or assigns in respect thereof and (ii) if after the date hereof and prior to the Closing Transferees obtain knowledge that any of Transferors' warranties or representations set forth in this Article VIII, or any of Transferors' warranties or representations made in any documents delivered by Transferors in connection with the Closing (including any Transferors' Estoppel Letter), is untrue in any respect, and Transferors shall not have had knowledge of such breach when such warranties or representations were made, Transferors shall not be liable to Transferees following the Closing for the breach of such warranties or representations, but in no event shall Transferees be obligated to close hereunder unless the conditions precedent to Transferees' obligation to close set forth in this Agreement (including in Section 10.02(a)) shall have been fulfilled. For the purposes of this Section 8.06(c), Transferees' knowledge shall mean the current, actual knowledge of Joel Bayer, Stanley Saddoris and Stanley Richards, without any duty or obligation to conduct any investigation or review of any files or records.

           Notwithstanding anything to the contrary contained in Sections 8.05 and 8.06, in no event shall any estoppel letters, certificates of Transferors, or any information known to, discovered or disclosed to Transferees, alter, modify, amend or terminate Transferors' indemnification obligations under Section 14.07(c) with respect to claims made by any Person for the period prior to the Closing Date except as set forth in such indemnity.


                                  ARTICLE IX

        Representations and Warranties of Transferees

           SECTION 9.01. Transferees' Representations and Warranties. Transferees jointly and severally represent and warrant to Transferors as follows:

           (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Altamonte Springs Mall, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership owns a 99.999% limited partnership interest in Altamonte Springs Mall, L.P. The general partner of Altamonte Springs Mall, L.P. is Altamonte Springs Mall, Inc., a Delaware corporation, which owns a .001% general partnership interest in Altamonte Springs Mall, L.P.

           (b) Each Transferee has full power and authority to enter into this Agreement, and each Transferee has full power and authority to perform their respective obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by each Transferee, and the documents to be executed by each Transferee and the General Partner, respectively, pursuant hereto have been duly and validly authorized by all necessary parties and no other proceedings on the part of either Transferee or the General Partner are necessary in order to permit them to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Transferee. This Agreement constitutes the legal, valid and binding obligation of each Transferee with respect to their respective obligations set forth herein, enforceable against each Transferee in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity.

           (c) Execution by Transferees of this Agreement, and the execution by Transferees and the General Partner of all documents provided for herein to be executed by Transferees and/or the General Partner, and performance by Transferees and the General Partner of the provisions hereof and thereof, (i) will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any Governmental Authority to which either Transferee or the General Partner is subject or by which either Transferee's or the General Partner's property or assets is bound or affected, or the Partnership Agreement or any other agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which either Transferee or the General Partner is a party or by which either Transferee or the General Partner is bound, where such breach or default might adversely affect either Transferee's or the General Partner's ability to perform their respective obligations hereunder or under such other documents or
      (ii) require the approval or consent of any Governmental Authority.

           (d) Transferees are not utilizing the assets of any employee benefit plan (as described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) for or in connection with their acquisition of the Joint Venture Interests.

           (e) When issued in accordance with this Agreement, the Units shall be duly and validly issued, fully paid and nonassessable and free from any liens or encumbrances or rights of others, other than any liens, encumbrances or rights created by Transferors.

           (f) The Transferees have provided a true, correct and complete copy of the Partnership Agreement to Transferors for their review, and the Partnership Agreement has not been amended or modified as of the date hereof.

           (g) Neither the issuance, sale or delivery of the Units to be issued pursuant to this Agreement nor, upon the conversion thereof, the issuance or delivery of the Common Stock is subject to any preemptive right of stockholders of the General Partner arising under law or the certificate of incorporation or by-laws of the General Partner, to any contractual right of first refusal or other right in favor of any Person.

           (h) None of Transferees and the General Partner has been served with legal process or written notice of any litigation or proceeding pending or currently threatened against Transferees or the General Partner that questions the right of Transferees or the General Partner to consummate the transactions contemplated by this Agreement, or that might, either individually or in the aggregate, have a Material Adverse Effect.

           (i) As of the date hereof, the PPM and the documents incorporated by reference therein do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Transferees make no representations or warranties as to
      (i) the information contained in or omitted from the PPM in reliance upon and in conformity with information furnished by Transferors to the Partnership or (ii) the tax consequences of the transactions contemplated by this Agreement.

           (j) Except as disclosed in the PPM and the documents incorporated by reference therein, or in documents filed with the SEC and publicly available prior to the date of this Agreement, or as set forth in or contemplated by this Agreement, since December 31, 1997, there has not been any Material Adverse Effect or any development that is likely to result in a Material Adverse Effect arising for any reason whatsoever.

           (k) As of the date hereof, Transferees have no present intention of liquidating the Joint Venture after the Closing.

           SECTION 9.02. Remaking of Representations and Warranties; Survival. All of the representations and warranties set forth in this Article IX shall be deemed to have been remade on and as of the Closing Date. Such representations and warranties, as remade, shall survive the Closing.


                                  ARTICLE X

                     Conditions to Closing; Risk of Loss

           SECTION 10.01. Conditions to the Obligation of Transferors To Close. The obligation of Transferors to consummate the Closing under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided, however, that Transferors, at their election, may waive all or any of such conditions, which election shall be conclusively evidenced by Transferors' proceeding with and completing the Closing:

           (a)  Partnership shall have issued Units in accordance with Section
      3.01 and Partnership and Transferees shall have paid all other amounts required to be paid by them hereunder.

           (b)  All representations and warranties of Transferees set forth in
      Article IX shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

           (c) Transferees shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by them and/or the other parties thereto and shall have taken all other actions and fulfilled all other covenants and conditions required of them under this Agreement.

           (d) For the 10 Trading Day period during which the Unit Value as of the Closing Date (as such Closing Date may be adjourned pursuant to Section 5.01) shall have been determined, neither the General Partner nor the Partnership shall have (A) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of its capital stock, other than regular quarterly dividends and distributions by the General Partner or the Partnership made in the ordinary course of business or (B) split, combined or reclassified any of its capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

           (e) Any amendments or modifications to the Partnership Agreement executed after the date hereof that adversely affect the Transferors shall have been approved in writing by the Transferors.

           SECTION 10.02. Conditions to the Obligation of Transferees To Close. The obligation of Transferees to consummate the Closing under this Agreement is conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided, however, that Transferees, at their election, may waive all or any of such conditions, which election shall be conclusively evidenced by Transferees' proceeding with and completing the Closing:

           (a)  All representations and warranties of Transferors set forth in
      Article VIII shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (without reference or regard to any modifications thereof contained in the certificate delivered by Transferors to Transferees pursuant to Section 8.06(b)), subject, however, to changes resulting from the operation of the Mall between the date hereof and the Closing Date in accordance with the provisions of Article XI.

           (b) Transferors shall have executed and/or delivered or caused to be delivered at Closing all of the documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Transferors and/or the other parties thereto and shall have taken all other actions and fulfilled all other covenants and conditions required of Transferors under this Agreement.

           (c) The conditions set forth in Sections 15.01 and 15.03 shall be satisfied.

           (d) The Title Company shall have issued (or be irrevocably committed to issue) the Title Policy.

           (e) At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority against the Joint Venture or Transferors nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect against the Joint Venture or Transferors which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Mall or the business of the Joint Venture.

           SECTION 10.03. Risk of Loss. (a) If prior to the Closing the Mall shall suffer any damage by fire or other casualty, the cost to repair which exceeds $2,500,000 or if any proceeding shall be instituted for the taking in condemnation or by eminent domain of any material portion of the Mall (it being agreed any taking of more than 50 parking spaces or more than 5,000 square feet of leasable area in the Mall shall be deemed material), Transferees shall have the right to terminate this Agreement by giving written notice to Transferors within 15 days after Transferees are first advised of such damage or taking. Transferors agree to give Transferees prompt notice of the occurrence of any such damage or taking. If this Agreement is so terminated by Transferees, the Escrow Agent shall return the Deposit to Transferees (and Transferors and Transferees shall execute a written instruction to Escrow Agent to do so) and no party shall have any further obligations or liabilities hereunder, or otherwise with respect to the subject matter hereof, except as otherwise expressly provided herein to the contrary.

           (b) Notwithstanding the foregoing, if all or any portion of the Mall shall be damaged by fire or other casualty or taken in whole or in part in condemnation or by eminent domain, and if as a result of such damage or taking Transferees shall be entitled to be relieved of their obligations under this Agreement pursuant to Section 10.03(a) above, Transferees shall have the right, by giving written notice to Transferors within 15 days after receipt by Transferees from Transferors of written notice of such damage or taking, to elect nevertheless to accept the Joint Venture Interests. If Transferees make such election (which election shall be deemed to have been made by Transferees if they for any reason fail to give Transferors notice of their election to terminate this Agreement within the 15-day period provided for in Section 10.03(a)) or if the damage or taking shall not be of sufficient magnitude to entitle Transferees to terminate this Agreement pursuant to Section 10.03(a), this Agreement and the obligations of Transferors and Transferees hereunder shall remain in full force and effect except that (i) Transferees shall accept the Joint Venture Interests notwithstanding such damage or taking without any reduction in the Agreed Value and (ii) (x) following the Closing the Joint Venture shall be entitled to all right, title and interest in and to all insurance proceeds (including business interruption or rent insurance proceeds) payable by reason of such damage or all awards payable by reason of such taking, and, in the case of insurance proceeds, Transferors shall credit against the Agreed Value the amount of any deductible under the Joint Venture's insurance policies,
      (y) at the Closing Transferors shall pay over to Transferees the amount of such proceeds or award, if any, received by the Joint Venture prior to the date of the Closing and (z) Transferors shall not permit the Joint Venture to settle or compromise any claim for such proceeds or award prior to the Closing without the prior consent of Transferees, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Transferors shall be entitled to receive or retain (A) out of such casualty insurance proceeds or award, any out-of-pocket amounts actually expended by the Joint Venture prior to Closing (x) to settle the claim for such proceeds or award and (y) to remove or protect the Mall and (B) in the case of rental or business interruption proceeds allocable to periods prior to the Adjustment Point, loss of rents by reason of the fire or other casualty suffered by the Joint Venture prior to the Closing, which entitlement shall survive the Closing.

           SECTION 10.04. Inspections. From and after the date of this Agreement, Transferors shall give Transferees and their representatives and consultants reasonable access to and reasonable opportunities to visit and inspect the Mall (but not for purposes of further environmental testing). From and after the date of this Agreement until the Closing and upon request by Transferees, Transferors promptly shall provide Transferees with reasonable access to the Books and Records and such other material information and data with respect to the Mall which is in the possession of Transferors and/or the Managing Agent, including copies of the Leases, the Operating Agreements and the Other Agreements and such financial and other information as Transferees reasonably request. Subject to prior notice to and approval by Transferors (such approval not to be unreasonably withheld), prior to the Closing Transferees may contact Tenants and Adjoining Owners in furtherance of the transactions contemplated hereby (and Transferees shall not otherwise engage in any such contacts). Transferees, jointly and severally, shall indemnify, defend and hold Transferors harmless from and against all Losses proximately caused by the exercise by Transferees of their rights of access and inspection pursuant to this Section 10.04. The indemnification obligations of Transferees under this Section 10.04 shall survive the Closing or termination of this Agreement.


                                  ARTICLE XI

                     Operation of the Mall Until Closing

           SECTION 11.01. Standard of Operation. Transferors jointly and severally agree to operate and maintain the Mall, or cause the Mall to be operated and maintained, between the date of this Agreement and the Closing Date in the ordinary course of business and consistent with past procedures and practices heretofore followed in connection with such operation and maintenance, except as otherwise specifically provided in this Agreement; provided, however, that nothing contained in this Section
      11.01 or elsewhere in this Agreement shall require Transferors or the Joint Venture to make or undertake any capital improvements, deferred maintenance or replacements at the Mall between the date hereof and the Closing Date.

           SECTION 11.02. Notice Requirements. Transferors will notify Transferees of any of the following matters which occur between the date of this Agreement and the Closing Date: (i) notices of default received or given by the Joint Venture with respect to any Lease, any Operating Agreement or any material Other Agreement, (ii) litigation commenced by the Joint Venture, or litigation of which the Joint Venture has received notice commenced or threatened against the Joint Venture, with respect to the Mall (other than litigation covered by insurance as to which the insurer has been notified on a timely basis and has not disclaimed liability), (iii) notices of condemnation proceedings commenced or directed against all or any portion of the Mall received by the Joint Venture and (v) any casualty loss to the Improvements in excess of $50,000.

           SECTION 11.03. Transferors' Rights and Covenants. Between the date hereof and the Closing Date, Transferors and Transferees agree that (i) the Joint Venture shall maintain all insurance currently maintained by the Joint Venture on the Mall in full force and effect, (ii) the Joint Venture shall have the right, upon prior written notice to Transferees, to take such action as is appropriate to collect Rents or damages in lieu of Rents under any Lease which shall be in default, whether or not such default existed prior to the date of this Agreement, (iii) the Joint Venture shall not without the prior written consent of Transferees, which consent may be withheld in Transferees' reasonable business judgment, which judgment shall be exercised with consideration given to Transferors' recommendations: (A) amend, modify or terminate any of the Operating Agreements or enter into any new Operating Agreement, (B) enter into any new Lease or occupancy agreement with respect to space in the Mall (except in accordance with Section 11.04 and except for proposed leases set forth on Schedule 6.02 on substantially the terms described in such Schedule), (C) amend or modify any Lease (except for proposed amendments or modifications set forth on Schedule 6.02 on substantially the terms described in such Schedule) if the affect thereof would be to reduce the term thereof or the Rent payable thereunder or to increase the landlord's obligations thereunder in any respect, (D) terminate any Lease except by reason of the default of the Tenant thereunder, (E) make any alterations to the Mall or enter into any new contracts or extend or renew or cancel any Other Agreement relating to capital expenditures, except to the extent required by the Leases, (F) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any Other Agreement, except for contracts executed in the ordinary and usual course and business and in accordance with past practices and policies which can be terminated without penalty or payment upon not more than 30 days prior notice or (G) sell, transfer, exchange, further encumber or grant interests (including easements) in the Mall or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Mall or the Joint Venture Interests. Transferors shall cause to be timely filed any and all required returns and filings for the Joint Venture with respect to all federal, state, local and foreign income and franchise taxes related to all periods prior to the Closing Date. Transferors jointly and severally covenant and agree that they shall pay all federal, state, local and foreign income and franchise taxes for the Joint Venture related to all periods prior to the Closing Date, together with all penalties related to such taxes and interest on such taxes and penalties.

           SECTION 11.04. Noncomplying New Leases. If between the date hereof and the Closing Date, the Joint Venture desires to enter into any new lease or occupancy agreement wish respect to space in the Property which requires Transferees' consent hereunder, Transferors shall give Transferees notice (the "New Lease Notice") which sets forth with respect to such proposed new lease (i) the name of the prospective tenant, (ii) the term of the lease, (iii) the Rents payable under the lease, (iv) the location and size of the premises, (v) the permitted uses under the lease, (vi) the expenses associated with the consummation of the lease, including leasing commissions, tenant improvement costs, tenant allowances and the like and (vii) any concessions or free Rent being granted, and which sets forth on its face the substance of the last sentence of this Section 11.04. If Transferees do not respond to any New Lease Notice within five Business Days after its receipt thereof, Transferees shall be conclusively deemed to have approved the new lease which is the subject of such New Lease Notice and the Joint Venture shall have the right to enter into such new lease.

           SECTION 11.05. Survival. The provisions of this Article XI shall survive the Closing.


                                 ARTICLE XII

                            Title to the Property

          SECTION 12.01. Title Defects. If, on the Closing Date, the Title Company shall be unwilling to issue the Title Policy in accordance with the provisions of this Agreement, Transferors shall be entitled, but shall not be obligated, to adjourn the Closing for one or more periods not to exceed 60 days in the aggregate (concurrent with any other adjournments taken by Transferors hereunder) for the purpose of causing title to the Mall to be placed in the condition called for by this Agreement. If on the

      Closing Date, as the same may be adjourned as above provided, the Title Company shall be unwilling to issue the Title Policy in accordance with the terms of this Agreement, Transferees may terminate this Agreement by notice to Transferors delivered on or prior to the Closing Date, as the same may have been extended, in which event this Agreement shall be terminated and of no further effect and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except as to those obligations hereunder that are specifically stated to survive such termination, and the Deposit shall be returned to Transferees by Escrow Agent (and in such circumstances Transferors shall join with Transferees in a written instruction to Escrow Agent to pay the Deposit to Transferees in the manner set forth in Section 3.02). Transferors shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money, to remove from title to the Mall any defect, encumbrance or objection to title; provided, however, that Transferors shall be responsible for discharging or causing the Title Company affirmatively to insure over any liens (including judgment liens against either Transferor or the Joint Venture), mortgages or deeds of trust which do not constitute Permitted Encumbrances, which secure liquidated amounts, which can be discharged solely by the payment of a fixed and determined sum of money and which arise on account of obligations undertaken or actions performed, or actions required to be performed under the terms of this Agreement and not so performed, by Transferors or the Joint Venture. Except for Transferors' failure to discharge or cause the Title Company affirmatively to insure over such liens or encumbrances as aforesaid, Transferors shall not be deemed in default of this Agreement, and Transferees shall not be entitled to damages of any kind, if Transferors shall be unable to satisfy the conditions set forth herein pertaining to the state of title to the Mall, nor shall Transferees in such circumstances be entitled to specific performance of this Agreement; provided, however, that the foregoing provisions of this sentence shall not apply in respect of any exception to title which is created as a result of the intentional act or omission of Transferors or the Joint Venture between the date hereof and the Closing Date and is not permitted under the terms of Article XI. In no event shall Transferors be obligated to discharge any mechanic's or similar lien created by a Tenant in occupancy or an Adjoining Owner to the extent the same shall constitute a Permitted Encumbrance, but Transferors shall, prior to the Closing, use commercially reasonable efforts to cause such Tenant or Adjoining Owner to do so.

           SECTION 12.02. Waiver by Transferees. Transferees, at their election, may at the Closing accept such title to the Mall as can be insured by the Title Company, without reduction of the Agreed Value or any credit or allowance on account thereof or any claim against Transferors by reason thereof.

           SECTION 12.03. Affirmative Insurance. With Transferees' consent, which consent shall not be unreasonably withheld, Transferors shall have the right (but not an obligation) to cause the Title Company affirmatively to insure over defects in title which do not constitute Permitted Encumbrances and which are not otherwise covered by Section
      12.01 by causing such items to be omitted from Schedule B of the Title Policy; provided, however, that Transferees' consent shall not be required for insurance over (i) mechanics' liens, (ii) real estate taxes or any other item apportioned under Article VI or (iii) other matters customarily "insured over" by reputable title insurers.


                                 ARTICLE XIII

                                Brokers, etc.

           SECTION 13.01. Transferors' Representation and Warranty. Transferors jointly and severally represent and warrant to Transferees that neither Transferors nor their affiliates dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein other than Merrill Lynch & Co. ("Broker"). The fees and expenses of Broker, as certified by Transferors at least two Business Days prior to the Closing, shall be paid by Transferees at the Closing in accordance with Section 16.08. Transferors jointly and severally agree to indemnify and hold harmless Transferees and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, including Broker, who claims to have dealt with Transferors or any affiliate thereof in connection with this transaction.

           SECTION 13.02. Transferees' Representation and Warranty. Transferees jointly and severally represent and warrant to Transferors that neither Transferees, nor their affiliates dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein, other than Broker. Transferees jointly and severally agree to indemnify and hold harmless Transferors and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than Broker who claim to have dealt with Transferees or any affiliate thereof in connection with this transaction.

           SECTION 13.03. Survival. The provisions of this Article XIII shall survive the Closing or any termination of this Agreement.


                                 ARTICLE XIV

                      Default; Remedies; Indemnification

           SECTION 14.01. Transferees' Default. If Transferees shall be in default under the terms of this Agreement and such default is not cured within 10 days after written notice thereof from Transferors to Transferees (except in the case of default in Transferees' obligations under Section 5.02, which default shall not require any notice or cure period), then Transferors shall be entitled as their sole and exclusive remedy to terminate this Agreement and receive the Deposit from the Escrow Agent as liquidated damages for Transferees' default (and in such circumstances Transferees shall join with Transferors in a written instruction to Escrow Agent to pay the

      Deposit to Transferors in the manner set forth in Section 3.02). Transferees and Transferors agree that such liquidated damages are reasonable under the circumstances and that actual damages are incapable of an exact or reliable determination.

           SECTION 14.02. Transferors' Default. If Transferors shall be in default under the terms of this Agreement prior to the Closing and such default is not cured within 10 days after written notice thereof from Transferees to Transferors, then Transferees shall be entitled to pursue, at their election, either of the following as their sole and exclusive remedy: (i) terminate this Agreement and have the Deposit returned to them by the Escrow Agent (and in such circumstances Transferors shall join with Transferees in a written instruction to Escrow Agent to pay the Deposit to Transferees in the manner set forth in Section 3.02) or (ii) seek specific performance of Transferors' obligations under this Agreement; provided, however, that if and to the extent specific performance is not available following such an uncured default because
      (x) the consideration hereunder for the transfer of the Joint Venture Interests to Transferees is payable in Units or (y) Joint Venture Interests rather than the Mall are being transferred to Transferees, Transferees shall have the right to restructure the transaction contemplated hereunder as a direct sale of the Mall to Transferees for cash and to seek specific performance of Transferors' obligation hereunder to consummate such restructured transaction. Transferees hereby waive any right to sue Transferors for damages (including consequential damages) for any default by Transferors hereunder, but if the Closing occurs, subject to the provisions of Section 8.05 and Sections 8.06(b) and 8.06(c), such waiver shall not apply to damages to which Transferees may be entitled hereunder by reason of any breach by Transferors of any of their covenants, warranties or representations hereunder which survive the Closing.

           SECTION 14.03.  Limitation on Post-Closing Liability of Transferors.
      (a) Notwithstanding any provision to the contrary contained in this Agreement or in any document delivered by Transferors in connection with the Closing (including any Transferors' Estoppel Letter), Transferors shall have no liability to Transferees following the Closing for breach of any representation or warranty set forth in Article VIII or in such document, or for breach by Transferors of any of their agreements set forth in Article XI or under Transferors' indemnity set forth in Section 14.07 as it relates to any such breach (but excluding Sections 8.03(s) and 14.07(d)) unless and except to the extent that the damages due to Transferees by reason of all such breaches exceed $250,000 (and upon reaching said threshold Transferors liability shall be for all damages from the first dollar); provided, however, that the foregoing limitation set forth in this Section 14.03(a) shall not apply to any breach of the Redemption Rights Agreement, the Partnership Agreement Amendment, the Partnership Agreement or the Guarantee. In no event shall Transferors be liable to Transferees for consequential damages in respect of any such breaches.

           (b) Notwithstanding any provision to the contrary contained in this Agreement or any document delivered by Transferors in connection with the Closing (including any Transferors' Estoppel Letter), the maximum aggregate liability of Transferors to Transferees and the Partnership, collectively, following the Closing based on or arising under this Agreement and all such other documents delivered by Transferors in connection with the Closing (including any liability for any breach of any warranty, representation or covenant contained herein or therein or under Transferors' indemnity set forth in Section 14.07 as it relates to any such breach) shall be limited to $3,500,000 and Transferees agree that their sole remedy hereunder or thereunder shall be to seek recourse against the Escrow Fund pursuant to Section 14.05; provided, however, that the limitations set forth in this Section 14.03(b) shall not apply to (i) any liability arising under the Redemption Rights Agreement, the Partnership Agreement Amendment, the Partnership Agreement or the Guarantee, (ii) any liability of Transferors under Section 8.03(s),
      Section 14.05(d) or clause (d) of Section 14.07 , (iii) any liability of a Transferor under Section 3.04(b) with respect to its obligation to cause a Section 3.04(b) Certificate to be delivered to the Partnership or
      (iv) any fraud committed by Transferors.

           SECTION 14.04. Transferors' Partners and Affiliates Not Liable. Notwithstanding any provision to the contrary contained in this Agreement or any document delivered by Transferors in connection with the Closing (including any Transferors' Estoppel Letter but excluding the Guaranty), none of the respective shareholders, partners or affiliates of Transferors shall have any liability for the obligations of Transferors hereunder or thereunder.

           SECTION 14.05. Escrow Fund. (a) At the Closing, Transferors shall cause to be deposited with the Escrow Agent (in addition to the $875,000 of cash deposited pursuant to Section 5.02(c) (the "Deposited Cash")) Units with an aggregate value of $2,625,000, consisting of $875,000 to be deposited by Nashland (the "Nashland Deposited Units") and $1,750,000 to be deposited by HRE (the "HRE Deposited Units") (collectively, the "Escrow Fund"), based upon the Unit Value on the Closing Date. The Escrow Fund shall be held by the Escrow Agent in a segregated account and the cash portion thereof shall be invested only in Permitted Investments. At the Closing, Nashland shall also deposit with the Escrow Agent three original executed assignments of the Nashland Deposited Units in blank and HRE shall deposit with the Escrow Agent three original executed assignments of the HRE Deposited Units in blank.

           (b) All interest, dividends or other income earned on the Escrow Fund ("the Escrow Income") shall not constitute part of the Escrow
      Fund and shall in all events be paid to (i) Nashland to the extent allocable to the Deposited Cash or the Nashland Deposited Units and (ii) to HRE to the extent allocable to the HRE Deposited Units promptly upon receipt by the Escrow Agent without any further authorization from or notice to Transferors or Transferees (and without regard to whether a dispute may be pending with respect to all or any part of the Escrow
      Fund). In the event that Transferees or either of them has a claim under the terms of this Agreement or under any other document executed by Transferors in connection with the Closing (other than the Redemption Rights Agreement, the Partnership Agreement Amendment, the Partnership Agreement, the Guarantee or any Section 3.04(b) Certificate), Transferees, or either of them, as the case may be, shall provide written notice of such claim to Transferors and Escrow Agent, which notice shall set forth in reasonable detail the basis for such claim. Escrow Agent shall thereupon deliver a written notice to Transferors that a claim has been made on the Escrow Fund together with a copy of the notice of the claim. The notice from Escrow Agent shall state in capital letters that failure of the addressee to object to the claim within 10 days after the notice of the claim from

      Escrow Agent shall constitute a waiver of the addressee's right to contest or object to the claim. In the event that Transferors fail to so object within the 10-day period, or in the event that Transferors provide written notice of agreement with the claim, Escrow Agent shall promptly disburse the amount set forth in the claim from the Escrow Fund to the order of Transferees within 10 days after the giving of Escrow Agent's notice to Transferors. In the event that Transferors object to the claim within such 10-day period, such objection shall be in writing setting forth in reasonable detail the basis for the objection and shall be delivered to Escrow Agent and Transferees. Escrow Agent shall not make any payments from the Escrow Fund except as provided in this Section
      14.05. In the event that any dispute shall arise with respect to the entitlement of either party to all or any portion of the Escrow Fund, Escrow Agent shall continue to hold the Escrow Fund until otherwise directed by written instruction from Transferors and Transferees or a final order or judgment of a court of competent jurisdiction entered in an action or proceeding to which Escrow Agent is a party. In addition, in the event of any such dispute, Escrow Agent shall have the right at any time to commence an action in interpleader and to deposit the Escrow Fund with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow Agent shall be released and discharged from and of all further obligations and responsibilities hereunder.

           (c) Any payment to Transferees from the Escrow Fund shall be made in a combination of cash and Units so that the ratio of (i) the cash paid and (ii) the aggregate Unit Value of such Units paid as of the date of payment shall be in the ratio of 25:75, respectively; provided, however, that if such ratio would result in payment of a fractional Unit the number of Units to be paid shall be rounded to the nearest whole number and a corresponding offsetting adjustment shall be made to the cash portion of the payment. Each of the Transferors hereby irrevocably constitute and appoint Escrow Agent as their true and lawful attorney-in-fact to complete the respective assignments of the Nashland Deposited Units and the HRE Deposited Units required pursuant to this
      Section 14.05, and hereby authorize Escrow Agent to so complete the respective assignments of the Nashland Deposited Units and the HRE Deposited Units, by completing the name of the Transferee to whom the Units will be delivered and the number of Units to be assigned. The foregoing grant of a power of attorney shall be deemed coupled with an interest and shall not be revocable until the release of all deposits held by Escrow Agent. Upon delivery to the Transferees, or either of them, of an assignment or assignments of Units under the terms of this Section 14.05, the Partnership covenants and agrees to deliver to Escrow Agent a new certificate or certificates evidencing the remaining Nashland Deposited Units and the remaining HRE Deposited Units, after deducting the respective Units assigned to Transferees, and Escrow Agent, without any requirement for further direction from Transferors or Transferees, shall deliver to the Partnership the prior certificate or certificates for cancelation. In no event will the aggregate payments to Transferees of cash and Units (valued at the respective Unit Values as of the applicable payment dates) under this Section 14.05 exceed $3,500,000.

           (d) In the event that the Escrow Agent is required to make a payment to Transferees from the Escrow Fund and the number of Units in the Escrow Fund is less than the number of Units required to be paid to Transferees in accordance with the provisions of Section 14.05(c), Transferors shall promptly deposit with Escrow Agent for the account of Transferees an amount of cash equal to such shortfall, whereupon Escrow Agent shall pay such cash to Transferees. No payment made by or on behalf of Transferors pursuant to this Section 14.05(d) shall be counted as a liability of Transferors for purposes of Section 14.03.

           (e)  On the Termination Date the Escrow Agent promptly shall return
      (i) all remaining Deposited Cash and Nashland Deposited Units to Nashland and (ii) all remaining HRE Deposited Units to HRE; provided, however, that if prior to the Termination Date Transferees shall have provided notice to Escrow Agent and Transferors setting forth in reasonable detail the facts, circumstances and amount of any claim that Transferees assert is entitled to the benefit of the Escrow Fund, the terms of this Section 14.05 shall be extended until the final resolution of such claim; provided further, however that the amount of cash and Units remaining in the Escrow Fund at such time in excess of the amount of the alleged claim shall be returned on a pro rata basis to Nashland and HRE.

           (f) At any time and from time to time prior to the Termination Date a Transferor may direct the Escrow Agent to release to such Transferor some or all the Units deposited by such Transferor and still held in the Escrow Fund against delivery to the Escrow Agent of cash for each Unit to be released equal to the Unit Value as of the Closing Date. In such event, such Transferor's rights with respect to such cash and any income therefrom shall correspond to its rights with respect to the Units so released.

           (g) The provisions of Sections 3.02(d) and 3.02(e) shall apply with respect to the Escrow Fund and the rights and obligations of Escrow Agent under this Section 14.05.

           (h)  The provisions of this Section 14.05 shall survive the Closing.

           SECTION 14.06. General Provisions Regarding Survival. (a) Except where expressly provided in this Agreement, none of the provisions contained in this Agreement or any other documents delivered by Transferors or Transferees in connection with the Closing shall survive the Closing.

           (b) Where this Agreement expressly provides that any representation, warranty, covenant or obligation of Transferees contained in this Agreement or any document delivered by Transferees at the Closing (other than the Redemption Rights Agreement and the Partnership Agreement Amendment) shall survive the Closing, such representation, warranty, covenant or obligation shall survive the Closing indefinitely, subject only to applicable statutes of limitation; provided, however, that Transferees' representations and warranties set forth in Section 9.01, other than those set forth in Sections 9.01(a),(b) and (c), shall survive the Closing for a period of three years after the Closing.

           (c) Where this Agreement expressly provides that any representation, warranty, covenant or obligation of Transferors contained in this Agreement or any document delivered by Transferors at the Closing (including any Transferors' Estoppel Letter) shall survive the Closing, such representation, warranty, covenant or obligation shall survive the Closing for a period of one year (except for Transferors' indemnity under clause (d) of Section 14.07, Transferors' representations and warranties set forth in Sections 8.03(a), (b) and
      (s) and the obligation of a Transferor  under Section 3.04(b) to cause a
      Section 3.04(b) Certificate to be delivered to the Partnership, which shall survive the Closing indefinitely, subject only to applicable statutes of limitation); provided, however, that Transferors' liability for any breach of any such representations, warranties, covenants and obligations shall not expire as to any breach or alleged breach thereof if prior to the first anniversary of the Closing Date Transferees shall have either commenced litigation in respect of such breach or alleged breach or provided notice to Transferors setting forth in reasonable detail the facts and circumstances of such breach or alleged breach and, if such notice is given, Transferees subsequently commence litigation with respect to the matter included in such notice within six months after such notice is given. Notwithstanding anything to the contrary contained in this Agreement, the limitation set forth in this Section 14.06(c) shall not be applicable to the Redemption Rights Agreement, the Partnership Agreement Amendment, the Partnership Agreement or the Guarantee.

           SECTION 14.07. Indemnification by Transferors. Subject to Sections 8.05, 8.06(c), 14.03 and 14.06(c), from and after the Closing, Transferors, jointly and severally, shall indemnify, defend and hold harmless, Transferees and their respective shareholders, directors, officers, members, partners, employees, representatives and agents and their respective successors and assigns (collectively, the "Indemnified Transferee Persons") from and against any Losses incurred or suffered by any Indemnified Transferee Person that results from, relates to or arises out of: (a) the breach or inaccuracy of any representation or warranty made by Transferors in this Agreement or any document delivered by Transferors at the Closing (other than the Redemption Rights Agreement and the Partnership Agreement Amendment but including any Transferors' Estoppel Letter); (b) the breach or non-fulfillment by Transferors of any of the covenants or agreements of Transferors under this Agreement or any document delivered by Transferors at the Closing (other than the Redemption Rights Agreement and the Partnership Amendment Agreement but including any Transferors' Estoppel Letter); (c) claims made by any Tenant or Anchor under the Leases, any Adjoining Owner under the Operating Agreements or by any party under the Other Agreements that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date; provided, however, that Transferors' obligations under this clause (c) shall not apply to any claims which (i) allege or are based on the failure of the Joint Venture to keep the Mall, the fixtures, systems and facilities contained in the Mall or the common areas related to the Mall in good repair or to make required repairs or improvements thereto, (ii) are based on any matter which is identified in this Agreement (including the Schedules and Exhibits hereto) as an exception or qualification to any representation or warranty of Transferors set forth herein, or in any Transferors' Estoppel Letter or any estoppel letter or certificate delivered pursuant to this Agreement by any Tenant, Anchor or other occupant under a Lease or any Adjoining Owner under an Operating Agreement (provided that Transferors' obligations under this clause (c) shall apply to monetary and financial claims raised by any Tenant, Anchor or Adjoining Owner in an estoppel letter delivered to the Joint Venture prior to the Closing Date pursuant to this Agreement), (iii) are based on any matter constituting a breach of such representation or warranty that is deemed waived pursuant to the terms of this Agreement or (iv) are based on a liability which was taken into account as a Closing adjustment pursuant to Article VI; and (d) any Losses of the Joint Venture not covered by the foregoing clauses (a) through (c) which is based on any matter which occurred or accrued prior to the Closing to the extent Transferees would not have been subject to such Losses if they had purchased the Property directly from the Joint Venture rather than acquiring the Joint Venture Interests pursuant to this Agreement, which Losses shall include (1) all federal, state and local taxes of whatever kind or nature of the Joint Venture relating to the period prior to the Closing; (2) liabilities relating to any employees, employee benefit plans or the Managing Agent, including severance pay and accrued vacation pay obligations and other liabilities of the Joint Venture, the Managing Agent or others relating to the termination of such employees as the result of the consummation of the transactions contemplated by this Agreement; (3) any tort liability arising from any accident, injury, event, circumstance, action or omission occurring prior to the Closing, whether asserted before or after the Closing; (4) any fine, penalty or the like that is imposed or assessed by any governmental authority for the period prior to the

      Closing, whether imposed or assessed before or after the Closing; (5) any liability to the holder of the Existing Nashland Debt or arising in connection with the Existing Nashland Debt; and (6) any liability of the Joint Venture arising from any business unrelated to the ownership and operation of the Mall conducted by the Joint Venture prior to the Closing Date.

           SECTION 14.08. Indemnification by Transferees. From and after the Closing, Transferees, jointly and severally, shall indemnify, defend and hold harmless Transferors and their respective shareholders, directors, officers, members, partners, employees, representatives and agents and their respective successors and assigns (collectively, the "Indemnified Transferor Persons") from and against any Losses incurred or suffered by any Indemnified Transferor Person that results from, relates to or arises out of: (a) the breach or inaccuracy of any representation or warranty made by Transferees or the Partnership in this Agreement or any document delivered by Transferees at the Closing (other than the Redemption Rights Agreement and the Partnership Agreement Amendment); (b) the breach or non-fulfillment by Transferees or the Partnership of any of their covenants or agreements under this Agreement or any documents delivered by Transferees at the Closing (other than the Redemption Rights Agreement, the Partnership Agreement and the Partnership Agreement Amendment); (c) claims made by any Tenant or Anchor under the Leases, any Adjoining Owner under the Operating Agreements or by any party under the Other Agreements that relate to any actions or events first occurring, or obligations first accruing, after the Closing Date; and (d) all claims excluded from clause (c) of Section 14.07 pursuant to part (iv) of the proviso in such clause.

           SECTION 14.09. Prevailing Party's Attorneys' Fees. In connection with any litigation, including appellate proceedings, initiated by a party hereto against any other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party.

           SECTION 14.10. Survival. Notwithstanding anything to the contrary contained in this Article XIV, the provisions of this Article XIV shall survive the

      Closing or any termination of this Agreement indefinitely and without regard to any time period except as specifically set forth in Sections 14.06(b) and (c).


                                  ARTICLE XV

                                  Estoppels

           SECTION 15.01. Required Estoppels. Transferees' obligation to consummate the Closing hereunder shall be conditioned upon its receipt of the following estoppel letters, each to be dated no earlier than June 9, 1998 (the "Required Estoppel Letters"):

           (a) Estoppel letters from all Adjoining Owners in substantially the form of the estoppel letter annexed hereto as Exhibit L-1; provided, however, that if any Operating Agreement provides for the form or content of an estoppel letter, Transferees shall accept an estoppel letter as called for therein if the Adjoining Owner refuses to execute one in the form annexed hereto as Exhibit L-1 after requested to do by Transferors.

           (b) Estoppel letters (i) from all Anchors which are Tenants under Leases, if any, such estoppel letters to be in substantially the form of the estoppel letter annexed hereto as Exhibit L-2 and (ii) from Tenants leasing in the aggregate not less than 85% of the gross leasable area leased at the Mall by Tenants other than Anchors, such estoppel letters to be in substantially the form of the estoppel letter annexed hereto as Exhibit M; provided, however, that if any Lease provides for the form or content of an estoppel letter, Transferees shall accept an estoppel letter as called for therein if any Tenant refuses to execute one in the applicable form annexed hereto after being requested to do so by Transferors.

           SECTION 15.02. Transferors' Estoppels. If Transferors shall be unable to obtain the Required Estoppel Letters required from Tenants, other than Anchors, leasing in the aggregate not less than 85% of the gross leasable area leased at the Mall by Tenants other than Anchors but has obtained estoppel letters from Tenants, other than Anchors, leasing in the aggregate not less than 70% of the gross leasable area at the Mall, Transferors may elect (but shall not be required) to provide estoppel letters signed by

      Transferors in the form annexed hereto as Exhibit N (each a "Transferors' Estoppel Letter") with respect to Tenants (other than Anchors) from which it has not obtained an estoppel letter and any Transferors' Estoppel Letter so provided shall be deemed to constitute Required Estoppel Letters for purposes of Section 15.01. Statements made by Transferors in a Transferors' Estoppel Letter shall constitute warranties and representations by Transferors which shall survive the Closing and shall otherwise be subject to the limitations set forth in Section 8.06. A Transferors' Estoppel Letter shall be of no further force or effect as of the date on which there is delivered to Transferees an estoppel letter from the party in respect of which such Transferors' Estoppel Letter was given, but only to the extent that the estoppel letter executed by such party confirms the statements made in such Transferors' Estoppel Letter.

           SECTION 15.03. Variance Between Estoppels and Forms Annexed as Exhibits. Transferors shall not be in default under this Agreement if one or more estoppel letters signed by Anchors, Tenants or other third parties set forth allegations or facts at variance with the statements in the forms annexed hereto as Exhibits, but it shall be a condition to Transferees' obligation to consummate the Closing under this Agreement that such estoppel letters, taken together, do not disclose either (i) any material matters which are materially inconsistent in any of the representations and warranties of Transferors hereunder (without giving effect to any qualifications to Transferors' knowledge referred to therein) or (ii) material exceptions in the statements set forth in the agreed forms of such estoppel letters (other than exceptions disclosed herein or otherwise known to Transferees on the date hereof).

           SECTION 15.04. All Estoppels To Be Delivered. Transferors agree that notwithstanding the fact that the Required Estoppel Letters encompass less than all the Tenants, Transferors will request all Adjoining Owners and all Anchors and Tenants to execute estoppel letters in the form called for by Section 15.01. Transferors further agree that all estoppels received by them will be delivered to Transferees promptly after receipt, whether or not such estoppels are required in order to satisfy any of the requirements of this Article XV and whether or not such estoppels are received before or after the Closing.

      The provisions of the preceding sentence shall survive the Closing.


                                 ARTICLE XVI

                                Miscellaneous

           SECTION 16.01. Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least 10 days prior thereto by like notice) and shall be deemed given when so delivered by hand or telecopied, and if mailed, three Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

           if to Nashland, to:

                J.W. O'Connor & Co. Incorporated
                399 Park Avenue - 25th Floor
                New York, New York 10022
                Attn:  Glenn J. Rufrano
                Telecopier:  (212) 308-7880

           with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, New York 10019-7415
                Attn:  Roger D. Turner, Esq.
                Telecopier:  (212) 474-3700

           if to HRE or Hexalon Real Estate, Inc., to:

                CGR Advisors
                950 East Paces Ferry Road
                Suite 2275
                Atlanta, GA 30326
                Attn:  Dale G. Gilomen

                Telecopier:  (404) 239-6096

           with a copy to:

                Arnall Golden & Gregory
                55 Park Place
                Suite 400
                Atlanta, GA 30335
                Attn:  Paula A. Ball, Esq.
                Telecopier:  (404) 873-8716

           if to Transferees, to:

                General Growth Properties, Inc.
                110 North Wacker Street
                Chicago, IL 60606
                Attn:  Joel Bayer
                Telecopier:  (312) 960-5475

           with a copy to:

                Neal, Gerber & Eisenberg
                Two North LaSalle Street
                Suite 2100
                Chicago, IL 60602
                Attn:  Reuben C. Warshawsky
                Telecopier:  (312) 269-1747

           SECTION 16.02. Further Assurances. Transferors and Transferees agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intent and purposes of this Agreement, provided that such request is made by notice given within two years after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Section
      16.02 which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto in any material respect. The provisions of this Section 16.02 shall survive the Closing.

           SECTION 16.03. Captions. The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

           SECTION 16.04. Governing Law; Construction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

           SECTION 16.05. Entire Agreement; No Third Party Beneficiary, etc. This Agreement, including all Schedules and Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto and their permitted assigns. The provisions of this Section 16.05 shall survive the Closing or any termination of this Agreement.

           SECTION 16.06. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. The provisions of this
      Section 16.06 shall survive the Closing or any termination of this Agreement.

           SECTION 16.07. Publicity. In no event shall Transferors or Transferees, or their respective Affiliates issue any press release or otherwise disclose any non-public information regarding this Agreement or the transactions contemplated under the terms of this Agreement unless the other parties have consented thereto in writing (and the other parties agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, the transactions contemplated under the terms of this Agreement or the Mall (a) to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable, (b) pursuant to any court or governmental order or applicable securities laws or regulations financial reporting requirements, (c) to obtain the estoppels or financing for the acquisition of the Mall, to the extent reasonably necessary in connection with actual or prospective financing or sale transactions of such party or any of its Affiliates, (d) to the direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) of such party and its Affiliates and their respective successors and assigns and (e) as otherwise necessary to comply with the terms of this Agreement.

           SECTION 16.08. Transaction Expenses; Fees and Disbursements of Counsel, etc. (a) Transferors shall pay all (i) recording fees and charges for documents required to remove exceptions to title which do not constitute Permitted Encumbrances and/or the cost of causing the Title Company to insure over any such exceptions that Transferees have agreed in writing may be insured over or that are insured over in accordance with Section 12.01.

           (b) Transferees shall pay (i) the cost of the Survey and any updates thereto, (ii) the premiums for the Title Policy, (iii) the premiums for any loan title insurance (including endorsements) required by any lender to Transferees, (iv) all recording fees and charges (except as provided in Section 16.08(a)), (v) all transfer taxes, stamp taxes and documentary fees payable in connection with the transactions contemplated by this Agreement (which items shall not include any items referred to in the following clause (vi)), (vi) all transfer taxes, stamp taxes and documentary fees payable in connection with any liquidation of the Joint Venture or transfer of the Mall after the Closing, (vii) the fees of the Broker in connection with the transactions contemplated by this Agreement, as certified by Transferors at least two Business Days prior to the Closing, (viii) the fees, disbursements and charges of counsel to Transferors in connection with the negotiation and preparation of this Agreement and the Closing, as certified by Transferors at least two Business Days prior to the Closing, (ix) the fees, disbursements and charges of counsel to Transferees in connection with the negotiation and preparation of this Agreement and the Closing and (x) the fees and expenses of any escrows with the Escrow Agent to the extent billed by the Escrow Agent at least two Business Days prior to the Closing.

           (c) Subject to Sections 16.08(a) and 16.08(b), each party shall pay its own expenses in connection with the transactions contemplated by this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

           (d) Transferors on the one hand and Transferees on the other hand shall each pay 50% of the fees and expenses of any escrows with the Escrow Agent to the extent not billed by the Escrow Agent at least two Business Days prior to the Closing.

           (e) The provisions of this Section 16.08 shall survive the Closing or any termination of this Agreement.

           SECTION 16.09. Assignment. Neither Transferee shall, without the prior written consent of Transferors, assign this Agreement or its respective rights hereunder, in whole or in part, to any other Person; provided, however, that Transferees shall have the right, without the consent of Transferors, to assign this Agreement and its rights hereunder to any wholly owned subsidiary of the Partnership. This Section 16.09 shall survive the Closing or any termination of this Agreement.

           SECTION 16.10. Counterparts. This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

           SECTION 16.11. No Recording. The parties agree that (i) neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records. and (ii) in no event shall Transferees be entitled to file a lis pendens against the Property. If Transferees violate the terms of this Section 16.11, Transferors, in addition to any other rights or remedies they may have, may immediately terminate this Agreement by giving notice to Transferees of their election so to do and, in the event of such termination, Transferors shall be entitled to receive the Deposit from the Escrow Agent as liquidated damages for such breach (and in such circumstances Transferees shall join with Transferors in a written instruction to Escrow Agent to pay the Deposit to Transferors in the manner set forth in Section 3.02). The provisions of this Section 16.11 shall survive the Closing or any termination of this Agreement.

           SECTION 16.12. Obligations of Transferors and Transferees are Joint and Several. (a) Transferors shall have joint and several liability for each representation, warranty, covenant, indemnity, obligation and other liability of either Transferor under this Agreement or in any document delivered by Transferors in connection with the Closing. Except as otherwise specifically provided herein, all notices, elections and other decisions to be made or taken by Transferors shall be made or taken jointly by them.

           (b) Transferees shall have joint and several liability for each representation, warranty, covenant, indemnity, obligation and other liability of either Transferee under this Agreement or in any document delivered by Transferees in connection with the Closing. Except as otherwise specifically provided herein, all notices, elections and other decisions to be made or taken by Transferees shall be made or taken jointly by them.

           SECTION 16.13. Waiver of Rights to Jury Trial. Transferors and Transferees waive any right to trial by jury of any claim arising under or with respect to this Agreement, whether now existing or hereafter arising. Transferors and Transferees hereby agree that any such claim shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section 16.13 with any court as written evidence of the consent of the other party hereto to waiver of its right to trial by jury. The provisions of this Section 16.13 shall survive the Closing or any termination of this Agreement.


           IN WITNESS WHEREOF, the parties have duly delivered this Agreement as of the day and year first above written.

                                         NASHLAND ASSOCIATES,

                                         By O'CONNOR REALTY INVESTORS II
                                         L.P., its managing partner,

                                         By J.W. O'CONNOR & CO. INCORPORATED,
                                         its managing general partner,

                                         By /s/ Glenn J. Rufrano
                                         Name:  Glenn J. Rufrano
                                         Title: President

                                         By HRE NASHLAND, INC.

                                         By  /s/ Dale R. Gilomen
                                            ------------------------
                                         Name:  Dale R. Gilomen
                                         Title: Vice President

                                         HRE ALTAMONTE, INC.

                                         By  /s/ Dale R. Gilomen
                                            -------------------------
                                         Name:  Dale R. Gilomen
                                         Title: Vice President

                                         ALTAMONTE SPRINGS MALL, L.P.

                                         By ALTAMONTE SPRINGS MALL, INC.,
                                            its general partner,

                                         By  /s/ Joel Bayer
                                            ---------------------------
                                         Name:  Joel Bayer
                                         Title: Vice President


                                         GGP LIMITED PARTNERSHIP,

                                         By GENERAL GROWTH PROPERTIES, INC.,
                                            its general partner

                                         By  /s/ Joel Bayer
                                           ---------------------------
                                         Name:  Joel Bayer
                                         Title: Senior Vice President


The undersigned hereby executes this Agreement solely to evidence its agreement to hold the Deposit, the Income and the Escrow Fund in accordance with Sections
3.02 and 14.05 and to perform its other obligations expressly set forth in this Agreement.

FIRST AMERICAN TITLE
INSURANCE COMPANY,

  By  /s/ Mindy B. Haas
    --------------------------
  Name:  Mindy B. Haas
  Title: Vice President

                                                                      SCHEDULE 1

                          Schedule of Delinquencies

                                                                      SCHEDULE 2
                     Default Notices Relating to Leases,
                  Operating Agreements and Other Agreements

                                                                      SCHEDULE 3
                                  Rent Roll

                                                                   SCHEDULE 6.02
                     Proposed Leases and Lease Amendments

                                                                SCHEDULE 8.03(i)
                            Schedule of Litigation

                                                                SCHEDULE 8.03(k)
                     Description of Environmental Reports

                                                                SCHEDULE 8.03(l)
              Schedule of Obligations to Promotional Association



     The Joint Venture is required to contribute 25% of the amount collected from the Tenants by the Altamonte Mall Merchants Association for promotional activities at the Mall.
                                                                SCHEDULE 8.03(m)

Real Estate Tax Bills